Use these links to rapidly review the document
TABLE OF CONTENTS
Index to Financial Statements
Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on October 11, 2006

Registration No. 333-136143

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.
(Name of small business issuer in our charter)

Delaware (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number	20-0121007 (IRS Employer Identification No.)

2160 HEADQUARTERS PLAZA,
10TH FLOOR
MORRISTOWN, NEW JERSEY 07960
(973) 644-0900
(Address and telephone number of principal executive offices)

FABRIZZIO BUSSO-CAMPANA
2160 HEADQUARTERS PLAZA,
10TH FLOOR
MORRISTOWN, NEW JERSEY 07960
(973) 644-0900
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Jeffrey M. Quick, Esq.
Quick Law Group PC
900 W. Pearl Street, Suite 300
Boulder, Colorado 80302
(720) 259-3393

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	54,911,628(2)	$.25(6)	$13,727,907	$1,468.89

	15,528,553(3)	$.50(7)	$7,764,276.50	$830.78

	250,000(4)	$.75(7)	$187,000	$20.06

	250,000(4)	$1.00(7)	$250,000	$26.75

	656,250(5)	$.25(6)	$164,062.50	$19.31

TOTAL	71,596,431		$22,093,246	$2,365.79

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of additional shares of Common Stock as may be issuable solely upon conversion of the Notes and exercise of the Warrants (as defined below) solely to prevent dilution resulting from stock split, stock dividends or similar transactions (and not as a result of adjustments resulting from any variation in the market price of our securities).

(2)
Represents shares of our Common Stock, par value $0.0001 (the "Common Stock"), which is 225% of the total number of shares of Common Stock issuable upon conversion of $3,505,711 of principal amount of our 6% Callable Convertible Secured Promissory Notes ("Note" or the "Notes").

(3)
Represents shares of Common Stock issuable upon exercise of warrants ("Warrants") issued to the holders of the Notes.

(4)
Represents shares of Common Stock issuable upon exercise of warrants issued to investors who are not holders of the Notes.

(5)
Represents shares of Common Stock issuable pursuant to settlement and release agreements entered into between us and various stakeholders.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on July 27, 2006.

(7)
Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price on the date hereof.

        We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2006

PROSPECTUS

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

71,596,431 shares of Common Stock

        This prospectus relates to the sale by the selling stockholders of 71,596,431 shares of our common stock, par value $0.0001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

        Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "CINT". The last reported sales price per share of our Common Stock as reported by the Over-The-Counter Bulletin Board on October 9, 2006, was $0.17.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 3.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2006

PRINCIPAL EXECUTIVE OFFICE:
2160 Headquarters Plaza
10th Floor
Morristown, NJ 07960
(973) 644-0900

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Description of the Agreements with the Holders of the Convertible Preferred Stock
Dividend Policy
Price Range of Common Stock
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Description of Property
Legal Proceedings
Management
Executive Compensation
Security Ownership of Beneficial Owners and Management
Employment Agreements
Certain Relationships and Related Transactions
Selling Stockholders
Selling Stockholder Table
Plan of Distribution
Description of Securities
Transfer Agent
Auditor
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Interest of Named Experts and Counsel
Legal Matters
Experts
Where You can find more Information
Index to Financial Statements

        YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS

PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

PROSPECTUS SUMMARY

        THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

        We are a hospitality company that provides multiple travel products and services including but not limited to air, car, cruise and hotel reservations, tours and excursions, travel documentation assistance. We merge the knowledge, reliability and human touch of a sales team of travel professionals with technology while striving to offer excellent customer service and the ease, speed and flexibility of online travel. We have assembled a management team of professionals with extensive experience in the travel industry and marketing to grow and manage the business.

        Our business plan is two fold. First, we are assembling three key components of a travel company. These include (i) the creation of a nationally recognized hospitality brand with customers who are actively buying travel products; (ii) a fully licensed travel agency to handle negotiations and contracts with industry suppliers, as well as day to day operations including, but not limited to, issuing tickets, booking hotels and car rental, customer service, and (iii) a diversified product offering of travel products. Second, we intend to grow through the expansion of travel products. Through the acquisition of the SunTrips' brand name and other intellectual property, we came into possession of a well recognized travel brand with 29 years of history and a potential customer database of 270,000 members. Our goal is to leverage this recognition to enable us to become a nationally recognized brand. On August 4, 2006 we purchased a fully licensed travel agency doing business as The Travel House, located in Old Bridge, New Jersey and now serves as an established call center for the fulfillment of the travel sales. We are negotiating with air, car and hotel providers to obtain long term contracts which will enable us to offer attractive rates and packaged tours. We are in the process of launching a new travel product specifically designed for recurring travel consumers and has created a division that will serve the Meetings, Incentives and Corporate travel segments. Our plan calls for an implementation of aggressive sales and marketing initiatives. We intend to utilize existing travel agents currently active in the market to sell its products. We expect to attract these individuals by offering attractive commission and benefits programs.

        Integral to our plan is a focus on personal interaction with our customers. We place emphasis on offering a high service level to customers to counter the current industry trend of moving towards online sales. We believe that as the industry has moved toward on-line booking of travel there has been significant decline in one on one personalized customer service. We believe that customers are willing to pay more for such services and intend to focus much of our effort toward the establishment of customer care programs giving us the ability to maintain ongoing relationships with these customers.

        We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. We expect to continue operating at a loss through at least 2006 as we expect to incur significant outlays and expenses in connection with our new business direction. As a result of recurring losses from operations and a net deficit in both working capital and stockholders equity, our independent registered accountants have included a "going concern" explanatory paragraph in their audit reports on our audited 2005 financial statements that expresses substantial doubt about our ability to continue as a going concern. At our current cash burn rate of $150,000 per month, we anticipate that our existing cash resources will enable us to maintain operations through the end of February 2007. In the event we are unable to fund our operations and expansion through internal revenue by February 2007, we will need to raise an additional $1 to $2 million during the following twelve months in order to achieve our business plan. If we are able generate sufficient revenue or raise the necessary additional capital, we expect to have completed substantial implementation of our business plan over the next six to eighteen months. If we are unable to generate sufficient revenues, or raise the necessary additional capital, our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products and we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects.

        Our principal offices are located at 2160 Headquarters Plaza, 10th Floor, Morristown, New Jersey 07960 and our telephone number is (973) 644-0900.

RISK FACTORS

        Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 3 of this prospectus in deciding whether to purchase the Common Stock offered under this prospectus.

THE OFFERING

Securities offered by the selling stockholders	71,596,431 shares of Common Stock.(1)
Shares outstanding before the Offering	11,582,928 shares of Common Stock.
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

(1)
Includes (a) 54,911,628 shares of Common Stock, which is 225% of the total number of shares issuable upon conversion of $3,505,711 of principal amount of our 6% Callable Convertible Secured Promissory Notes ("Note" or the "Notes"), (b) 15,528,553 shares of Common Stock issuable upon exercise of warrants issued to the holders of the Notes, (c) 500,000 shares of Common Stock issuable upon exercise of warrants issued to investors who are not holders of the Notes, and (d) represents 656,250 shares of Common Stock pursuant to settlement and release agreements entered into between us and various stakeholders. For a description of the agreement between us and the holders of the Notes, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

RISK FACTORS

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

        Our financial results for the twelve-month fiscal year ending July 31, 2005 show substantial losses and there is substantial doubt as to our ability to continue as a going concern.

        The financial statements for the twelve month period ended July 31, 2005 reflect substantial losses. Specifically, we have sustained substantial operating losses in the twelve months ended July 31, 2005 and the twelve months ended July 31, 2004 of $970,881 and $3,142,860, respectively. As of July 31, 2004 we are in default on certain notes payable, payroll taxes and other payables. In addition, we have used substantial amounts of working capital in our operations. Further, at July 31, 2005, our current assets were $211,431 and current liabilities were $1,540,135, our accumulated deficit as of July 31, 2004 was $8,759,323.

        Scharf Pera & Co., PLLC, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholder's deficit. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our auditor's comments when determining if an investment in we are suitable.

        We have a limited operating history and are not yet profitable.

        We are a relatively new company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves problems, expenses, difficulties, complications and delays. It is not possible for anyone, including us, to predict with certainty what all of these expenses, complications and delays will be. We cannot guarantee to you that we will be able to overcome these obstacles, and we cannot guarantee to you that we will ever be profitable.

        We operate in a very competitive environment and faces increasing competition from a variety of companies with respect to its products and services offerings(s).

        The market for the services we offer is intensely competitive. We will compete with both established and emerging online and traditional sellers of travel services with respect to each of the services it offers. Many competitors, including travel suppliers such as airlines and hotels, may offer services and products on more favorable terms such as no transaction fees and with unique access to loyalty programs, such as points and miles. These competitors, such as airlines, hotel and rental car companies, are also focusing on driving online demand to their own websites in lieu of third-party distributors like us. For instance, many low cost airlines, which are having increasing success in the marketplace, distribute their inventory exclusively through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as bonus miles or loyalty points, which could make their offerings more attractive to consumers than models like ours. Increased competition may result in reduced operating margins, as well as loss of travelers, transactions and brand recognition. We cannot assure you that it will be able to compete successfully against current, emerging and future competitors or provide differentiated products and services to its traveler base. Increased competition could result in reduced operating margins, loss of segment share and damage to the brand. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on the core business, results of operations and financial condition.

        Our revenues are highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged substantial decrease in travel volume could adversely affect it as well as declines or disruptions in the travel industry, such as those caused by terrorism, war, inclement weather, health concerns, and/or general economic downturns

        Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Our revenues increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of its control. Factors that may adversely affect travel and transportation activity, which are beyond our control, include: global security issues, political instability, acts or threats of terrorism, hostilities or war,

  •
  increased airport security that could reduce the convenience of air travel,

  •
  natural disasters, such as the hurricanes that occurred in the Gulf Coast and Cancun/Mayan Riviera in the Fall of 2005,

  •
  travelers' perception of the occurrence of travel-related accidents,

  •
  travelers' concerns about exposure to contagious diseases and pandemics, such as SARS or the Avian Influenza (commonly referred to as bird flu),

  •
  increases in fuel prices,

  •
  general economic conditions in the United States and worldwide,

  •
  political issues in the Middle East, Asia, Latin America and elsewhere,

  •
  the financial condition of travel suppliers

  •
  the possibility of further terrorist attacks, hostilities and war, the resulting heightened security measures at airports, and

  •
  the financial instability of many of the air carriers may continue to adversely affect the travel industry.

        With respect to our product distribution business, vendors may reduce the number of components they offer, making fewer offerings available to our package distribution businesses and resulting in a decline in the volume of overall transactions.

        Our product distribution business depends on a relatively small number of "key" vendors for a significant portion of our revenues. Several major airlines have experienced liquidity problems, some (including U.S. Airways, Inc., ATA Holdings Corporation, Delta Air Lines, Inc. and Northwest Airlines Corporation) and have sought bankruptcy protection and still others may consider bankruptcy relief.

        Travelers' perceptions of passenger security or airlines' financial stability that are negative may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel volumes could have an adverse impact on our financial performance, operations, liquidity, or capital resources and could impair our ability to recover the carrying value of certain of our assets, including capitalized software, other intangible assets and goodwill.

        We depend on its relationships with travel suppliers and vendors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

        An important component of our business success depends on the ability to maintain it's existing, as well as build new, relationships with travel suppliers and vendors. Adverse changes in existing relationships, or our inability to enter into new arrangements with these parties on favorable terms, if at all, could reduce the amount, quality and breadth of attractively priced travel products and services that we are able to offer, which could adversely affect the business, financial condition and results of operations.

        Travel suppliers are increasingly seeking to lower their travel distribution costs by promoting direct online bookings through their own websites. In some cases, supplier direct channels offer advantages to consumers, such as loyalty programs or lower transaction fees. In addition, travel suppliers may choose not to make their travel products and services available through our distribution channels. To the extent that consumers continue to increase the percentage of their travel purchases through supplier direct websites and/or if travel suppliers choose not to make their products and services available to us, our business may suffer.

        Our failure to recapture and retain travelers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        Our long-term success will depend on our ability to increase the overall number of traveler transactions in a cost-effective manner. In order to increase the number of traveler transactions, we must capture repeat business from existing travelers and also attract new visitors to our websites and other distribution channels and convert these visitors into paying travelers. Due to problems associated with the SunTrips brand in the past, this may not be possible. Prior to our purchase, the SunTrips business failed and on or about March 2006 and closed operations at that time. We are not currently offering packaged tour products under the SunTrips name to its prior customers. Our meetings, incentives and corporate travel business is dependent on enlisting new corporate travelers and in attracting their travel booking activity to our corporate travel websites, and planning services specialists as well as retaining existing corporate travelers.

        We will rely on the performance of highly skilled personnel and, if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

        Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. In particular the contributions of Fabrizzio Busso-Campana, our Chief Executive Officer and President, will be necessary as he brings expertise in the areas of strategic and market planing and management.

        Personnel includes; Fabrizzio P. Busso-Campana who has extensive budgeting, strategic and market planning experience from Club Med, Celebrity Cruises, Royal Caribbean Cruise Lines and MGM Grand Corporation, Teresa Rae Hanneman has extensive tour and travel operations experience from MGM Grand Corporation, CheapSeats, and Club Med, Peter Wright has extensive management experience from The CMI Network, and Apple Vacations, Peter Gallic has extensive product development and financial management experience and Richard Sardiello has extensive transportation operations and sales experience with ATA airlines and Club Med.

        In addition, our future success will depend on the performance of our senior management and key employees, many of whom joined us recently. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business would be adversely affected.

        Our proposed expansion will place a significant strain on our management, technical, operational and financial resources.

        Through both internal growth and acquisitions, we hope to rapidly and significantly expand our operations and anticipate expanding further to pursue growth of our product and service offerings and customer base. Such expansion increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources, and internal financial control and reporting functions.

        There can be no assurance that we will be able to manage its expansion effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results, and hurt our business.

        We may experience operational and financial risks in connection with any acquisitions. We cannot assure you that we will be able to successfully integrate recent and any future acquisitions or that such acquisitions will have the anticipated impact on our earnings and results of operations. In addition, some of the businesses we acquire may incur significant losses from operations or experience impairment of carrying value.

        Our future growth may depend, in part, on acquisitions. To the extent that we continue to grow through acquisitions, we may face the operational and financial risks that commonly accompany that strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting their ongoing businesses, impairing management resources and their relationships with employees and travelers as a result of changes in their ownership and management Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, will divert management time and other resources. Some acquisitions may not be successful and their performances may result in the impairment of their carrying value.

        Changing laws, rules and regulations and legal uncertainties may adversely affect our business, financial condition and results of operations.

        Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our businesses, including those relating to the internet and online commerce, consumer protection and privacy, escheat and sales, use, occupancy, value-added and other taxes, could decrease demand for products and services, increase costs and/or subject us to additional liabilities. For example, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the internet and online commerce, which may relate to liability for information retrieved from or transmitted over the internet, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on online businesses generally.

        Unless an active trading market develops for our common stock, you may not be able to sell your shares.

        Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained even after we register the shares you purchase. Failure to develop or maintain an active trading market will negatively affect the price of our securities. You may be unable to sell your shares or such sales may lower the market price, and therefore your investment would be a partial or complete loss.

        We are subject to the penny stock rules, and therefore you may find it more difficult to sell your securities.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver to the buyer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and our salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules, and thus investors in the offering may find it difficult to sell their securities.

        Our founders, officers and directors beneficially own approximately 50% of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; stockholders may be unable to exercise control.

        As of October 1, 2006, our founders, officers and directors beneficially owned approximately 50% of our common stock on a fully diluted basis. In addition, employees own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:

  •
  elect or defeat the election of our directors;

  •
  amend or prevent amendment of our articles of incorporation or bylaws;

  •
  effect or prevent a merger, sale of assets or other corporate transaction; and

  •
  control the outcome of any other matter submitted to the stockholders for vote.

        As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

        We do not expect to pay dividends. Therefore, you may not rely on your ownership of our stock as a source of income.

        We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on ownership of our stock as a source of income.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

  •
  statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

  •
  statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

  •
  statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

  •
  statements regarding our ability to compete with third parties;

  •
  any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

  •
  any statements other than historical fact.

        There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

USE OF PROCEEDS

        The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

        Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this prospectus are exercised for cash, we have received approximately $1,315,000 in cash proceeds (before deducting fees and commission). See, also "DESCRIPTION OF AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES

        We are registering the shares offered hereby primarily in order to satisfy our obligations to the holders of our 6% Callable Convertible Secured Promissory Notes.

        On June 30, 2006 (the "Closing Date") through July 27, 2006, we executed definitive agreements for the purchase by institutional and accredited investors for $3,355,711 of principal amount of 6% convertible promissory notes of the Company ("Note" or the "Notes"), maturing three years from the date of issuance. Of this amount, $1,205,711 of the principal amounts of Notes resulted from the conversion of old promissory notes for which we received no proceeds. As of the Closing Date, the investors purchased Notes in the amount of $2,140,711. Within two days of the filing of this registration statement within the required time period, the investors will purchase additional Notes in the amount of $697,500. Within two days of this registration statement being declared effective within the required time period, the investors will purchase additional Notes in the amount of $752,500.

        The Notes will be convertible at the investor's option, into shares of Common Stock at a per share conversion price equal to the Applicable Percentage (as defined below) multiplied by the average of the lowest three intraday trading prices for the Common Stock during the twenty trading days prior to the notice of conversion being sent. The Applicable Percentage is equal to (i) 50% as of the Closing Date, (ii) 55% in the event that this registration statement is filed within the required time period and (iii) 60% in the event that this registration statement becomes effective within the required time period.

        To secure the investors' obligations under the Notes, we granted the investors a security interest in substantially all of our assets, including without limitation our intellectual property, on the terms and conditions of a Security Agreement (the "Security Agreement") and an Intellectual Property Security Agreement (the "Intellectual Property Agreement"). The security interest granted under the Security Agreement and the Intellectual Property Agreement terminates immediately upon payment or satisfaction of all of the Company's obligations under the Notes.

        In connection with the issuance of the Notes, we issued to the investors seven-year common stock purchase warrants (the "Warrants") to purchase 15,528,553 shares of Common Stock. The exercise price of the Warrants is $0.50 and the Warrants provide for cashless exercise in certain circumstances. While we do not have to register the Common Stock underlying the Warrants, we have elected to do so to prevent the holders of Warrants from using their cashless exercise option.

        The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment for certain dilution events or in the event of certain capital adjustments or similar transactions, such as a stock split or merger, or, in certain circumstances, the issuance of additional equity securities for consideration less than the respective exercise prices. Subject to certain excepted issuances, the investors have a right of first refusal with respect to any proposed sale of our securities for a period of not less than two years following the effective date of this registration statement.

        Under the Registration Rights Agreement, we are required to register 225% of the shares of Common Stock underlying the Notes and have this registration statement declared effective within 120 days of the Closing Date. We will be obligated to pay liquidated damages to the holders of the Notes if this registration statement is not timely filed or declared effective equal to 2% of the then outstanding amounts under the Notes for each thirty day period (or portion thereof).

        As of the date of the filing of this Registration Statement, we have received gross proceeds of $1,365,000 and net proceeds of approximately $1,315,000, after payment of offering related fees and expenses.

        All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

        Reference is made to the form of documents filed as exhibits to our Current Report on Form 8-K that was filed on July 7, 2006 for additional information.

DIVIDEND POLICY

        We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

PRICE RANGE OF OUR COMMON STOCK

        Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "CINT". Prior to May 19, 2006, our Common Stock was quoted under the symbol "MOBR". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

        The following table shows the quarterly high and low bid prices for our Common Stock over the last three completed fiscal years and current fiscal quarter, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on October 9, 2006 was $0.17 per share.

	HI	LOW
Fiscal year ended July 31, 2004
First quarter (Aug-Oct)	7.60	2.40
Second quarter (Nov-Jan)	7.20	2.40
Third quarter (Feb-Apr)	36.00	16.80
Fourth quarter (May-Jul)	24.00	6.40
Fiscal year ending July 31, 2005
First quarter	7.60	2.40
Second quarter	7.20	2.40
Third quarter	3.20	0.68
Fourth quarter	2.80	0.72
Fiscal year ended July 31, 2006(1)
First quarter	3.00	1.20
Second quarter	1.18	0.60
Third quarter	1.20	0.65
Fourth quarter	1.30	0.25

(1)
On July 29, 2005, we affected an eighty-for-one reverse split of our Common Stock in an attempt by our Board of Directors to encourage greater interest in us from the financial community and investing public.

        As of October 1, 2006, there were approximately 600 holders of record of our Common Stock. We believe that an insignificant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts, consequently, we are unable to determine the exact number of beneficial owners since the effective reverse of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this registration statement.

Results of Operations

        Revenues and expenses presented on the consolidated statement of income for April 30, 2006, represents our results of operations for the period December 8, 2006 (date of inception) through April 30, 2006 and the results of operations for Mobile Reach International, Inc. for April 30, 2006 only. Since Mobile Reach International's subsidiary Mobile Reach Technologies, Inc. is the only current operating subsidiary, for discussion purposes, Mobile Reach International's results of operations prior to April 30, 2006 will be included in the following sections.

Nine months ending April 30, 2006 Compared to April 30, 2005

REVENUES:

        On March 10, 2006, Mobile Reach Technologies, Inc. entered into a License Agreement with Spectrum Mobile, Inc. whereby it licensed certain of its assets to Spectrum Mobile, including, but not limited to, its Splitwave Server, Splitwave Server Plug-In Modules, Splitwave Client for Blackberry, Splitwave Client for Windows and Pocket PC and Split Forms Wizard. The License Agreement provides for a sliding scale of 5% of license fees received by Spectrum Mobile for the first two years of the License Agreement, 4% of licenses fees for the third year of the License Agreement and 3% of licenses fees for the fourth year of the License Agreement. Due to unclear payment terms and the belief that we can obtain better financial terms from Spectrum Mobile, we are currently renegotiating the License Agreement and hope to have an amended agreement executed within this fiscal quarter.

        Our revenues were primarily comprised of licensing and services fees, which we recognize as revenue when the product or services are provided to the client.

        The License Agreement with Spectrum Mobile had the effect of significantly reducing our revenue as well operating expenses relating to the Mobile Reach Technology assets. Prior to the License Agreement, we received all of the license revenue associated with sales to customers. Under the terms of the License Agreement described above, we receive a much smaller percentage of the license revenues. However, we are not responsible for any of the operating costs associated with delivery of products and services to Spectrum Mobile customers.

        Our revenue stream for the travel operations are derived from commissions on sales of travel components (for example air tickets, hotel rooms, car rental, etc.), margins built into packages (for example air plus hotel plus transfers plus excursions), production overrides from travel product supplier sales and service fees.

        The un-audited consolidated financial data is provided for comparative purpose only and does not claim to be indicative of the actual financial position or results of our carry forward operations.

        Our revenues for the nine-month period ended April 30, 2006 was $374,426, representing a decrease of 20% from $468,181 for the nine-month period ended April 30, 2005. The decrease in revenues is the result of the Company entering into a license agreement with Spectrum.

        Our deferred revenues for the same period decreased to $0 from $53,810. Total net losses for the nine-month period ending April 30, 2006 was $1,208,305, compared to $693,660 for the previous nine months ended April 30, 2005. At this time, we no longer receive revenue in advance of providing services now performed by Spectrum Mobile and we do not currently expect to generate any additional deferred revenue.

GENERAL AND ADMINISTRATIVE EXPENSES

        Our combined general and administrative expenses for the nine-month period ended April 30, 2006 was $1,267,141 representing an increase of 20% over the $1,053,298 for the nine-month period ended April 30, 2005.

        General and administrative consists primarily of compensation, professional fees including both legal and accounting, costs associated with securities agreements and compliance reporting. The increase in general and administration reflects the increase in professional fees associated with the merger with Crystal Hospitality Holdings, Inc., our acquisition of certain assets of FS SunTours, Inc., and the license agreement with Spectrum Mobile, Inc.

Three Months ending April 30, 2006 Compared to Three Months ending April 30, 2005

REVENUES

        Our revenues for the three-month period ended April 30, 2006 was $41,938, representing a decrease of 20% from $62,567 for the three-month period ended April 30, 2005. The 20% decrease was due mainly to the License Agreement entered into with Spectrum Mobile, whereby will receive license fees of 5% of the sales generated from March 10 though April 30, 2006. Total net losses for the three-month period ending April 30, 2006 was $631,454, compared to $283,332 for the previous three months ended April 30, 2005.

GENERAL AND ADMINISTRATIVE EXPENSES

        Our combined general and administrative expenses for the three-month period ended April 30, 2006 was $1,267,141 representing an increase of 20% over Mobile Reach International's $1,053,298 for the three-month period ended April 30, 2005. General and administrative consisting primarily of compensation, professional fees including both legal and accounting, costs associated with securities agreements and compliance reporting.

LIQUIDITY AND CAPITAL RESOURCES

        As of April 30, 2006, we had an accumulated deficit of $9,968,390. Our independent auditors, who audited our financial statements for the period ended July 31, 2005, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholders' deficit.

        As a result of our recent financing fully described under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE SECURED CONVERTIBLE NOTES," we believe we have adequate cash resources to last to the end of February 2007. We are currently burning $150,000 per month and our goal is to generate sufficient revenues to support operations by February 2007. We believe this goal is obtainable as the months of October through February are traditionally months of both heavy travel and heavy booking, although the level of either is not currently quantifiable. If this does not occur, we will anticipate we will need an additional $1 to $2 million debt or equity financing to implement our business plan over the next six to eighteen months. Should this become necessary we cannot be certain of the terms and conditions under which such capital could become available, if at all.

        In April and May of 2006, we completed a bridge financing of $500,000. Under the terms of the financing, we issued a principal amount of $500,000 9% secured promissory notes to various accredited investors. In connection with the notes, we issued warrants to purchase 250,000 shares of our Common Stock at an exercise price of $1.00 and warrants to purchase 250,000 shares of our Common Stock at an exercise price of $0.75 a share. Upon receiving the proceeds on the Closing Date described in the "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE

CONVERTIBLE SECURED PROMISSORY NOTES", we repaid $400,000 of the principal and accrued interest of the notes and converted the remaining $100,000 of the principal and accrued interest into 6% Callable Convertible Secured Promissory Note financing. As such, at this time none of the notes described here are outstanding and all obligations relating to them, including any security interests, have been satisfied and released.

        Reference is made to the form of documents filed as exhibits to our Current Report of Form 8-K filed on May 9, 2006 for additional information.

OTHER SIGNIFICANT MATTERS

        On April 17, 2006, we completed a merger with Crystal Hospitality Holding, Inc. The shareholders of Crystal acquired approximately 60.4% of the voting shares of the Company.

        As indicated above, we are working to renegotiate the license agreement with Spectrum Mobile with the hopes of fully realizing the value of the assets held by Mobile Reach Technologies.

BUSINESS

  Company History

        We were incorporated in the State of Delaware in July 2003. At the time of incorporation, we were a wholly-owned subsidiary of Asphalt Paving International, Inc. ("API"), a company incorporated in the State of Florida in January 1998. API's shares were publicly traded. However, API conducted no active business.

        Immediately following our incorporation, API merged into us and the shareholders of API owned all of our stock. As a result of the merger, we were the surviving corporation in the merger, the state of incorporation of the corporate entity owned by API's shareholders was changed to Delaware. On August 6, 2003, our shares became publicly traded on the Over-the-Counter Bulletin Board, under the symbol MBRI.

        Immediately after the merger with API, we acquired all outstanding shares of Mobile Reach Technologies, Inc. ("MRT"), a North Carolina corporation, in a share exchange with all the shareholders of MRT. As a result of the share exchange, MRT became a wholly owned subsidiary of ours.

        On December 17 2003, Mobile Reach International, Inc. entered into an Agreement of Plan of Merger with Waves Consulting Group, Inc. by and between MRI Acquisitions Corp. As a result, Waves Consulting Group became a wholly owned subsidiary of ours.

        We conduct all our business through our subsidiaries, Crystal Hospitality Holdings, Inc., MRT and Mobile Reach Solutions, Inc., formally Waves Consulting Group, Inc.

        On August 23, 2005, we acquired all outstanding shares of Objective Spectrum, Inc. for 375,000 shares of our Common Stock. On April 17, 2006, we acquired all outstanding shares of Crystal Hospitality Holidays, Inc. Shortly thereafter, on May 19, 2006, we changed our name to Crystal International Travel Group, Inc. and began trading under the symbol CINT.

  General Description of Our Business

        We are a hospitality company that provides multiple travel products and services to including but not limited to air, car, cruise and hotel reservations, tours and excursions, travel documentation assistance. Our goal is to merge the knowledge, reliability and human touch of a sales team of travel professionals with technology available, while striving to offer excellent customer service and ease, speed and flexibility of online travel. We have assembled a management team of professionals with extensive experience in the travel industry to grow and manage the business.

        This team has on average over 20 years of experience in the industry. Mr. Fabrizzio P. Busso-Campana's resume includes senior level positions for Club Med, Celebrity Cruises, Royal Caribbean Cruise Lines and MGM Grand Corporation. Ms. Teresa Rae Hanneman's resume includes MGM Grand Corporation, CheapSeats, and senior level positions within Club Med. Mr. Peter Wright's resume includes senior level positions with The CMI Network, and Apple Vacations. Mr. Richard Sardiello's resume includes senior level positions with ATA airlines and Club Med.

        Our business plan is two fold. We are assembling three key components of a travel company. These include (i) the creation of a nationally recognized hospitality brand with customers who are actively buying travel products; (ii) a fully licensed travel agency to handle negotiations and contracts with industry suppliers, as well as day to day operations including, but not limited to, issuing tickets, booking hotels and car rental, customer service, and (iii) a diversified product offering of travel products. Second, we intend to grow organically through the expansion of travel products. Through the acquisition of SunTrips' brand name and other intellectual property, we came into possession of a well recognized travel brand with 29 years of history and a potential customer database of 270,000 members.

In August, 2006, we purchased for $125,000 in cash all of the outstanding stock of a licensed travel agency doing business as The Travel House, located in Old Bridge, New Jersey, which now serves as an established call center for the fulfillment of the travel sales. We are negotiating with air, car and hotel providers to obtain long term contracts which will enable us to offer attractive rates and packaged tours. We are in the process of launching a new travel product specifically designed for recurring travel consumers and has created a division that will serve the Meetings, Incentives and Corporate Travel segments. Our plan calls for an implementation of aggressive sales and marketing initiatives. We intend to utilize existing travel agents currently active in the market to sell its products. We expect to attract these individuals to the company by offering attractive commission and benefits programs.

        Integral to our plan is a focus on personal interaction with our customers. We place emphasis on offering a high service level to customers to counter the current industry trend of moving towards online sales.

        Prior to the purchase of the SunTrips assets by the Crystal Hospitality Holdings, Inc., SunTrips was owned by FS SunTours and was a large tour operator in the United States based in San Jose, California serving the Northern California market. FS SunTours suspended SunTrips' tour operation in February of 2006 due to a variety of operational issues. Specifically, the management of FS SunTours failed to implement a fuel surcharge in 2005 despite rapidly increasing fuel costs. To avoid the same pitfalls that were experienced by Suntrips, we intend to closely monitor all costs and expenses associated with travel products, as well as monitor the market for changes in customer buying patterns, and lastly be proactive to changes in the supply chain form vendors. We intend to leverage the SunTrips intellectual property (brand name, database, sales access points) and believes that it will be able to recapture SunTrips historical business.

  Business Strategy

        Our business strategy centers around integrating modern marketing and sales tools and techniques with traditional service elements currently found in the travel sector. We use internet vehicles to capture potential customer attention, then directing the prospective clients to our call centers and use travel specialists to close on sales. This approach is contrary to the industry's online booking model prevalent in the market today. Our business philosophy places a high value on personal interaction with customers.

        Our business strategy is as follows:

  •
  Leverage the current SunTrips brand;

  •
  Expand our operations to include Meetings & Incentives, Special Event Planning and Corporate Travel Businesses; and

  •
  Expand our product and service offerings worldwide through the introduction of new travel products and destinations.

        Leverage the Current SunTrips Brand.    SunTrips was established over 29 years ago in San Jose, California. Prior to discontinuing operations last year, during the fiscal years 2001 through 2004 it had flown an average of 135,000 passengers per year on charter tour packages to The Azores, Costa Rica, Mexico and Hawaii. During its existence and up to the time of our purchase of the intellectual property, SunTrips has flown over 4,000,000 passengers to date, and SunTrips' active customer list consists of 270,000 passengers who regularly buy travel either through the call center or via the web site. Last year, 56% of SunTrips travelers bought two or more vacations per year.

        We believe that the failure of SunTrips was caused by its prior managements change to the selling of discounted air fare as a stand alone product rather than focusing its efforts on selling complete tour packages to its customers, including air fare, hotel and ground transportation. The selling of air fare only products became a significantly higher percentage of SunTrips' business and caused it to lose margin obtained from the sale of an entire tour package. In addition, the failure to increase the pricing for air fare only products during a period of rapidly escalating operating cost, caused by increase fuel surcharges, led to significant operating losses for SunTrips. SunTrips has not been operational as a tour operator since March 2006 and only has third party tour package products available. We have had only limited sales of such products but have not obtained material revenue from any such sales, averaging less than $2,500 per month.

        The Suntrips intellectual property includes the following:

        Toll Numbers: (800) 357-2400, (800) 464-0529, (800) 464-2719, (800) 497-3117, (800) 497-3171, (800) 497-8990, (800) 786-1785, (800) 786-1809, (800) 786-1810, (800) 786-2729, (800) 786-3279, (800) 786-3293, (800) 786-4357, (800) 786-4477, (800) 786-7253, (800) 786-8288, (800) 786-8747, (800) 786-8818, (800) 786-8820, (800) 786-8828, (800) 786-8890, (866) 438-6786, (866) 558-3696, (877) 561-5403, (877) 561-5404, (877) 561-5405, (877) 786-1847 (877) 786-4292, (877) 786-4294, (877) 786-4777, (877) 834-6937, (877) 834-6940, (888) 238-0524, (888) 238-0525, (888) 266-5847 (888) 786-1388, (888) 786-3293, (888) 786-4733, (888) 786-5484 (888) 786-8818, (888) 847-7737, (888) 888-5019, (888) 888-5024 (888) 888-5026, (888) 888-5030

        URL / Domain Names: www.suntrips.com, www.snow-trips.com, www.snow-trips.net, www.snowtrips.net, www.oturl.com, www.oturl.net, www.oturl.biz, www.oturl.info, www.suntripsodyssey.com, www.suntripsodysseymagazine.com, www.suntripspass.com, www.suntripspass.net, www.suntripspass.org,
Registered Brands / Trademarks: SUNTRIPS™, NOBODY BEATS SUNTRIPS™, VAMONOS™, BOOK 'EM FARES™, SLIP INTO SOMETHING A LITTLE MORE COMFORTABLE™, PIPELINE TO PARADISE™, HOT DEALS UNDER THE SUN™, SNOWTRIPS™, SUNSATIONAL™, GO MON™

        To capitalize on the SunTrips intellectual property, we are initiating a strategic sales and marketing push into the Northern California market via the its database of SunTrips customers, as well as supporting the travel agents community through its preferential agreements with industry suppliers. The initial focus will be to the following destinations; Mexico and Hawaii as well as gradually expanding to destinations in the Caribbean, Asia/Pacific and seasonal markets like Costa Rica and Azores to follow. Unlike SunTrips' prior operations, the product offering will focus on supplying travel packages using preferential and contracted rates on preferred suppliers rather than via charter aircraft. Other proprietary product offerings such as airline and rental car packages catered to time share transfers will be directed initially to this database of customers and will be designed with around there traditional travel purchases.

        We believe that by focusing our efforts on customer services as well as an ongoing series of promotions geared specifically towards these customers based upon their travel habits, industry trends and behavior patterns we will be able to overcome any objections that stem from the failure of Suntrips' former owners.

        Expand our operations to include Meetings & Incentive, Special Event Planning and Corporate Travel Businesses.    As sellers of leisure travel, we have the ability to offer attractive packages to corporations for meeting, incentive, and special event programs by leveraging its bulk buying power. We have formed a Meeting & Incentive and Corporate Travel Services division and have hired an industry professional to establish and grow this segment of the business. The Meeting & Incentive Groups will be offered via a corporate sales force and will be fulfilled through in-house sales agents.

        We believe the corporate travel, groups and, meeting and incentive sectors of the industry represent a large opportunity for organic growth. This growth will be attempted though the offering of services to medium and large size corporation, where we will provide customized packaged solutions designed to fulfill their specific needs. The packages could include any combination of travel and hotel arrangements, the booking of conference and catering facilities, and other special interest events tailored specifically for company specific interests.

        To effectively expand this segment of our business, we will require the establishment of a solid corporate clientele ranging from medium and large size companies as well as specific contractual agreements with industry vendors to address this type of client's travel needs. Additionally, there is a great deal of competition from other more established vendors.

        Expand our Product and Service Offerings.    We believe a majority of our revenues will come from transactions involving the sale of airline tickets and the booking of hotel reservations, either as stand-alone products or as part of package transactions. We are working to expand our packaged product line as these sales results in higher revenue per transaction, and we also seek to continue diversifying our revenue mix beyond core air and hotel products to car rental, destination services, cruise and other offerings.

        We intend to continue investing in and growing our domestic points of sale. We anticipate launching an innovative Home Based Agent (HBA) program to support our strategy of returning to the traditional travel agent model. These Home Based Agents will operate full service travel agencies from remote locations. Our program will allow for travel agents to work from their home office or a satellite office and have full access to the IT infrastructure that the company has established (telecommuting) as well as all administrative support. HBA's will be provide all travel products to include (but not limited to) transportation, hotel accommodations, packaged tours and cruises that are branded with either the company's own "Sun Trips" brand or with other travel vendors, for instance i.e. cruise operators. Our plan combines the strength of the traditional store front setting with an extensive sales force of seasoned travel experts in the field focusing on the grassroots market.

        Future launches may occur through internal growth or through acquisition of third party brands and businesses. We currently do not have additional planned acquisitions, however should attractive candidates arise we we will evaluate an acquisition at that time, including whether we have adequate resources, including cash, to effectively integrate and operate an acquisition.

        To induce these agents to join the Crystal team, we will need to develop and execute an innovative compensation plan that encompasses salary, commissions and other benefits as well as ongoing product education, and infrastructural administrative support. Our goal is to have 50 HBAs in place by the end of 2007.

  Relationships with Travel Suppliers

        We will strive to deliver value to our travel suppliers through a wide range of innovative, targeted promotional strategies designed to increase their revenue, while reducing their marketing transaction and customer service costs. We plan to implement a group of strategic account managers who work directly with travel suppliers to increase the marketing of their travel products through their association with us.

        As we are a small company, in order to establish and maintain these relationships effectively, we will begin with a small number of suppliers with specific benchmarks which we will need to hit therefore allowing us to become established and build upon.

  Marketing and Promotions

        We intend to develop marketing programs to build and maintain the value of our various brands, drive retail and corporate consumer business and increase conversion (calls to booking) through its brands and businesses, while lower ongoing traveler acquisition costs (associated costs of obtaining new customers) and strategically position our brands in relation to one another. Our long-term success depends on our continued ability to increase the overall number of traveler transactions in a cost-effective manner.

        Our marketing channels will primarily include direct and/or personalized traveler communications, search engine marketing and online and offline advertising. Our marketing programs and initiatives will also include promotional offers such as coupons and gift cards, frequent traveler club, early booking discounts, etc.

Operations and Technology

        Our systems infrastructure and web and database servers are hosted by third-party web hosting suppliers in various locations, in the United States, which provide communication links, as well as 24-hour monitoring and engineering support. The internet hosting facilities have their own generators and multiple back-up systems. Significant amounts of our computer hardware for operating the websites are also located at these facilities. As we grow and resources become available, we plan to invest significantly in its website and technology platform over the next years and will ultimately host in-house all processes.

        To successfully implement the operational and technological platform, we will need to integrate various third party software packages and systems, as well as develop our own legacy processes in order to effectively achieve our goals.

Competition

        Our competition, which is strong and increasing, includes online and offline travel companies that target leisure and corporate travelers including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services and other companies offering travel search engines including meta-search engines in each case, on a local, regional, national and/or international basis.

        We believe that maintaining and enhancing its brands is a critical component of our efforts to compete. We will differentiate its brands from competitors primarily on the fact that it is moving away from the traditional industry models of; the stand alone travel agency, the traditional charter operator, and the corporate travel, meetings and incentives house towards a horizontally integrated group of companies that will sell tour packages, stand alone travel products and corporate travel services on a national basis. An overall redirect of the marketing efforts has been implemented to develop a strong corporate brand identity to communicate a "look and fell" that will effectively be spread throughout the family of companies. Our strategy to offer a limited selection of scheduled air and hotel packages in which only certain hotel chains will be offered (qualified inventory) reflects the strategic alliances that are both in place and being sought. The selection criteria of the hotels centers on experiential data garnished from the travel agent and hospitality community. Primary qualification is to be for a 3-4 star hotels that offer high-quality amenities and service and have a sterling reputation for consistency. The target customer for this segment is mid-income level consumer looking for a vacation that is superior to first-rate but at a value.

Regulation

        We must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration in various states as "sellers of travel" and compliance with certain disclosure requirements and participation in state restitution funds. In addition, our vendors are subject to regulation by the U.S. Department of Transportation (DOT), Federal Aviation Administration (FAA), and our business is subject to multiple state specific licensing bodies (such as the California Sellers of Travel licenses) and must comply with various rules and regulations governing the provision of air transportation, including those relating to the Federal Communication Commission's advertising and accessibility rules.

        As we continues to expand the reach of our brands into international markets, we may increasingly be subject to laws and regulations applicable to travel agents in those markets

Employees

        Since July 31, 2005 to July 31, 2006 we completed the re-alignment of our core business and made further changes to our overall employee head count.

        As of September 15, 2006 we have broken down our employee under the following:

        Five work directly within CINT, as follows:

  •
  Five in Management & Administrative

  •
  One in Sales and Marketing

  •
  Four in Operations

DESCRIPTION OF PROPERTY

        We do not own any real property. Our corporate offices are located at in temporary space at 2100 Headquarters Plaza, 10th Floor, Morristown, NJ 07960, and are comprised of approximately 1,500 square feet. We currently have fulfilled our sub-lease requirements and now are sub-leasing month by month at $2,850 per month. We believe that this facility is sufficient to meet our current requirements, until completion of new office space within the same building.

        Upon completion of the build out, we plan to sublease approximately 1,679 square feet of space located at 2160 Headquarters Plaza from Crystal Capital Partners, Inc., which is owned and controlled by Peter Gallic, Peter Dugan and Fabrizzio Busso Campana, each of whom are directors of the Company. The sublease will provide for monthly payments of $3,777.75 and shall continue through a term of five years from the date of commencement which is expected to occur on November 1, 2006, with an option to extend for an additional five year.

        We occupy approximately 950 square feet of retail space in Old Bridge New Jersey. Our wholly-owned subsidiary, Platinum Hospitality Holdings Inc. which acquired JRM, Inc. d/b/a the Travel House conducts its day to day operation from this location. The Travel House occupies the space under a lease which provides for monthly payments of $1,400, which continues up and until August 2007. We have an option to renew such lease for an additional three year period.

LEGAL PROCEEDINGS

        From time to time we are subject to litigation which, if successful, could exceed applicable insurance coverage. With the exception of the below, we are not currently a party to any legal proceedings which are not incidental to our routine business or that we believe will have a material adverse affect on our results of operations.

        On July 26, 2006 in the United States District Court for the Middle District of Florida, Michael J. Hewitt filed a Complaint and Demand for Jury Trial against us alleging that on or about August 4, 2004 he was terminated by us without just cause. Mr. Hewitt is seeking approximately $1.1 million in damages. We believe this suit to be without merit and plan to defend it vigorously.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

        The members of the board of directors and executive officers of the Company, together with their respective ages are set forth below. Officers are elected by, and serve at the designation and appointment of, the Board of Directors.

Name	Age	Position
Fabrizzio Busso Campana	40	Director, Chief Executive Office and President
Peter Gallic	39	Director, Vice President
Peter Dugan	52	Director
Hank Cohn	36	Director
Frank Salerno	46	Director
Anthony Soich	46	Director

Fabrizzio Busso Campana
Director, Chief Executive Officer and President

        Mr. Busso-Campana has served as a director and our Chief Executive Officer since April 2006. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. From 2002 until July 2003, he was the general manager of the MGM Grand in Las Vegas and New York, New York hotel and casino. From 2001 and 2002, he acted as a private consultant to various businesses. He attended University of Miami's Executive MBA program, as well as Florida International University for his undergraduate work in Political Sciences/International Studies and Developmental Economics, Nova University for Hospitality and Management.

Peter Gallic
Director, Vice President

        Mr. Gallic has served as a director and our Vice President since April 2006. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. From 2001 to 2004, he was the President and Chief Executive Officer of Global Link Technologies, Inc., which is a consumer electronics distributor. Mr. Gallic holds a BS in Economics from the Ateneo de Manila in the Philippines.

Peter Dugan
Director

        Mr. Dugan has served as a director since April 2006. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. He is also Executive Vice President and Secretary of Crystal Capital Partners Corporation, a New Jersey investment banking and business advisory services company. Mr. Dugan was Director of Global Business Development of DVC Worldwide from 2000 to 2003, a 1,400 person integrated marketing communications company which did branding and promotional marketing programming for Fortune 100 companies. He is also on the advisory board of Cornell Dubilier Electronics of Liberty, SC, and a Trustee of the Morristown Memorial Hospital Foundation.

Hank Cohn
Director

        Mr. Cohn has served as a director since February 2006. Mr. Cohn is Executive VP at Galaxy Ventures, LLC. Galaxy is closely held family fund with a multi-pronged investment strategy concentrating in two areas, bond trading and early stage technology investments. Mr. Cohn acts as Portfolio Manager for investments. Prior to joining Galaxy Ventures full time in 2003, Mr. Cohn worked at Atlas Capital, an investment banking boutique in New York. At Atlas Mr. Cohn in the capacity of Vice President worked on sourcing and structuring PIPE (Private Investment in Public Equities) for Atlas's proprietary fund and a few select clients including Galaxy Ventures. Mr. Cohn graduated with an MBA in finance and investments from Baruch College in 1999.

Frank Salerno
Director

        Mr. Salerno has served as a director since April 2006. From October 2005 until now, he has been engaged in private investing. In February 2004, Mr. Salerno retired from Merrill Lynch Financial Services, where he had been a Managing Director and its Chief Operating Officer since 1999. Mr. Salerno sits on the board of directors of K-Sea Transportation Partners, L.P., a public company. Mr. Salerno received a B.A. from Syracuse University in 1981 and an MBA from New York University in 1986.

Anthony Soich
Director

        Mr. Soich has served as a director since February 2006. Mr. Soich is an independent consultant for a number of leading investment banks and private and publicly held companies. From June 2002 to April 2005, Mr. Soich acted as a Managing Director in the Investment Banking Division of Ladenburg Thalmann & Co. Inc. Prior to joining Ladenburg, Mr. Soich was an independent consultant from November 2001 to June 2002. Mr. Soich has been a member of the Board of Directors of RAMP Corporation, a public company, since July 2004 and the Chairman of the Board since May 2005. Mr. Soich holds a BSBA, MBA, and JD, with honors, from Drake University and an LLM, in Taxation, from New York University. Mr. Soich is a Certified Public Accountant in Iowa and attorney in New York and Iowa.

BOARD COMMITTEES

        Our Board of Directors recently established an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executives.

EXECUTIVE COMPENSATION

			Long Term	Compensation
Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Securities Underlying Options
Fabrizzio Busso-Campana Chairman and Chief Executive Officer	2006 2005 2004	$120,000 — —	— — —	— — —
Peter Gallic President	2006 2005 2004	$120,000 — —	— — —	— — —
A. Christopher Johnson(1) Former Chief Executive Officer and Director	2006 2005 2004	$120,000 — —	— — —	— — —

(1)
Mr. Johnson resigned his position as Chief Executive Officer on April 17, 2006 and his position as a Director on July 14, 2006. From the execution of his employment agreement on April 28, 2005 to his resignation, Mr. Johnson deferred all salary payments due.

OPTION GRANTS IN LAST FISCAL YEAR

        During the fiscal year ending July 31, 2005 we did not issue any new option grants.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        There are no outstanding options to purchase shares of Common Stock with respect to the Named Executive Officers as of July 14, 2006.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock by each person (including any "group" as that term is used in Section 13(a)(3) of the Exchange Act of 1934) known to the Company to beneficially own 5% or more of the outstanding Common Stock, each of the Company's directors and nominees, each of the Company's executive officers and each of the Company's directors and executive officers as a group. The calculation of the percentage of the Company's Common Stock beneficially owned as of July 14, 2006 is based on 11,582,928 shares of Common Stock issued and outstanding as of that date post reverse effectiveness.

        In accordance with the rules promulgated by the Securities and Exchange Commission (the "Commission"), the ownership includes shares currently owned as well as shares that the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding
David Appell	1,050,000	9.50%
Fabrizzio Busso Campana(1)	1,808,333	15.61%
Peter Gallic(2)	1,808,333	15.61%
Peter Dugan(3)	1,808,333	15.61%
Crystal Capital Partners Corporation	1,960,000	17.73%
Hank Cohn	0	0%
Harborview Capital Management	880,000	7.97%
A. Christopher Johnson	675,628	6.11%
Frank Salerno(4)	350,000	3.17%
Anthony Soich	0	0%
Officers and Directors as a group (5)	5,775,000	50.00%

(1)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(2)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(3)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(4)
The number of shares beneficially owned by Mr. Salerno are held by Hillcrest Financial LLC of which Mr. Salerno has voting control.

(5)
The number of shares beneficially owned by all officers and directors as a group includes 1,960,000 shares of common stock owned by Crystal Capital Partners Corporation.

EMPLOYMENT AGREEMENTS

        We currently have no employment agreements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We recently accepted the resignation from Mr. Peter Dugan from his management position as Vice President, Business Development, however, Mr. Dugan remains on the Board of Directors. We expect to execute a Consulting Agreement with Mr. Dugan by the end of our second fiscal quarter whereby he will continue to provide service and support for the Company's ongoing marketing efforts.

SELLING STOCKHOLDERS

        Up to 71,596,431 shares are being offered hereby under this prospectus, all of which are being registered for sale for the account of the selling stockholders.

        Except as otherwise indicated in the footnote associated to a selling shareholder's name, the selling stockholders acquired their beneficial interests in the shares being offered hereby in connection with the private placement described in this prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE SECURED CONVERTIBLE NOTES."

SELLING STOCKHOLDER TABLE

        The following table sets forth the shares beneficially owned, as of July 27, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

        Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

					Number of Shares Beneficially Owned and Percent of Total Issued and Outstanding if All Shares Registered are Sold
	Number of Shares Beneficially Owned Prior to Offering		Number of Shares to be Registered Pursuant to this Prospectus
					# of Shares	% of Class
AJW Partners, LLC	0		4,187,273	(1)	0	0.000%
AJW Offshore, LTD	0		26,063,636	(2)	0	0.000%
AJW Qualified Partners, LLC	0		11,920,909	(3)	0	0.000%
New Millennium Capital Partners	0		555,455	(4)	0	0.000%
Double U Master Fund LP	0		2,136,364	(5)	0	0.000%
Alpha Capital	0		2,670,466	(6)	0	0.000%
Harborview Master Fund, LP	0		3,471,591	(7)	0	0.000%
Harborview Capital Management	775,000		3,477,273	(8)	775,000	0.010%
JM Investors LLC	0		2,002,841	(9)	0	0.000%
CMS Capital	0		1,869,318	(10)	0	0.000%
Chardan Capital Markets	0		2,670,455	(11)	0	0.000%
Whalehaven Capital Fund	0		4,005,682	(12)	0	0.000%
Professional Traders Fund LLC	0		2,670,455	(13)	0	0.000%
Bara Limited	0		640,909	(14)	0	0.000%
Redwood Capital Partners, Inc.	0		427,273	(15)	0	0.000%
Mayer & Associates, LLC	225,000		213,636	(16)	225,000	0.003%
Yokim Asset Management	2,092		427,273	(17)	2,092	0%
vFinance, Inc.			720,881	(18)	0	0.000%
David Stefansky	452,490	(19)	107,353	(20)	452,490	0.006%
Richard Rosenblum	452,490	(21)	107,353	(22)	452,490	0.006%
Samuel Krieger	781		42,727	(23)	781	0.000%
Ronald Nussbaum	781		42,727	(24)	781	0.000%
Jonathan C. Rich	153		8,344	(25)	153	0.000%
Dragon Cover II—D.L.P.	0		350,000	(26)	0	0.000%
Mark J. Butler	0		25,000	(27)	0	0.000%
John E. Sullivan	0		50,000	(28)	0	0.000%
Regency Park Corporation	0		181,250	(29)	0	0.000%
William Clark	0		100,000	(30)	0	0.000%
Mark Wayner	0		125,000	(31)	0	0.000%
Robert Souder	1,371		250,000	(32)	1,371	0.000%
TOTAL	1,910,158		71,596,431		1,910,158

(1)
Represents 3,207,273 shares of Common Stock issuable upon conversion of the Notes and 980,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(2)
Represents 19,963,636 shares of Common Stock issuable upon conversion of the Notes and 6,100,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S.

  Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(3)
Represents 9,130,909 shares of Common Stock issuable upon conversion of the Notes and 2,790,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(4)
Represents 425,455 shares of Common Stock issuable upon conversion of the Notes and 130,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(5)
Represents 1,636,364 shares of Common Stock issuable upon conversion of the Notes and 500,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Isaac Winehouse. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(6)
Represents 2,045,455 shares of Common Stock issuable upon conversion of the Notes and 625,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Konrad Ackerman and Rainer Posch. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(7)
Represents 2,659,091 shares of Common Stock issuable upon conversion of the Notes and 812,500 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural persons having voting or dispositive power over such securities are Richard Rosenblum and David Stefanksy. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(8)
Represents 3,477,273 shares of Common Stock issuable upon conversion of the Notes. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural persons having voting or dispositive power over such securities are Richard Rosenblum and David Stefanksy. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(9)
Represents 1,534,091 shares of Common Stock issuable upon conversion of the Notes and 468,750 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Jeff Rubin. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(10)
Represents 1,431,818 shares of Common Stock issuable upon conversion of the Notes and 437,500 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Marcus Epstein. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF

  THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(11)
Represents 2,045,455 shares of Common Stock issuable upon conversion of the Notes and 625,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Steve Urbach. The selling stockholder is a registered broker-dealer. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(12)
Represents 3,068,182 shares of Common Stock issuable upon conversion of the Notes and 937,500 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural persons having voting or dispositive power over such securities are Elkan Schemenauer, Arthur Jones and Jennifer Kelly. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(13)
Represents 2,045,455 shares of Common Stock issuable upon conversion of the Notes and 625,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural persons having voting or dispositive power over such securities are Marc Swickle and Howard Burger. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(14)
Represents 490,909 shares of Common Stock issuable upon conversion of the Notes and 150,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Joseph Frank. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(15)
Represents 327,273 shares of Common Stock issuable upon conversion of the Notes and 100,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural persons having voting or dispositive power over such securities are Richard Rosenblum and David Stefanksy. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(16)
Represents 163,636 shares of Common Stock issuable upon conversion of the Notes and 50,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Benjamin Mayer. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(17)
Represents 327,273 shares of Common Stock issuable upon conversion of the Notes and 100,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Marta Edghill. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(18)
Represents 695,781 shares of Common Stock issuable upon conversion of the Notes and 25,100 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Leonard Sokolow and Timothy Mahoney. The selling stockholder is a registered broker-dealer. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(19)
Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview of which Mr. Stefansky is a principal; Also includes 8,157 shares of Common Stock issuable upon exercise of warrants issued to Mr. Stefansky in connection with the 8% convertible debenture. Furthermore, Mr. Stefansky owns 749 shares of common stock issued for services in connection with a February 27, 2004 debenture. From March 7, 2005 to February 8, 2006, Mr. Stefansky served as a member of the Company's Board of Directors.

(20)
Represents 82,227 shares of Common Stock issuable upon conversion of the Notes and 25,125 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(21)
Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview Capital Management, LLC ("Harborview") of which Mr. Rosenblum is a principal; Also includes 8,157 shares of Common Stock issuable upon exercise of warrants issued to Mr. Rosenblum in connection with the 8% convertible debenture. Furthermore Mr. Rosenblum owns 749 shares of common stock issued for services in connection with a February 27, 2004 debenture. From March 7, 2005 to February 7, 2006, Mr. Rosenblum served as a member of the Company's Board of Directors.

(22)
Represents 82,227 shares of Common Stock issuable upon conversion of the Notes and 25,125 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(23)
Represents 32,727 shares of Common Stock issuable upon conversion of the Notes and 10,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(24)
Represents 32,727 shares of Common Stock issuable upon conversion of the Notes and 10,000 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(25)
Represents 6,391 shares of Common Stock issuable upon conversion of the Notes and 1,953 shares of Common Stock issuable upon exercise of the Warrants. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 6% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(26)
Represents 350,000 shares of Common Stock issuable upon exercise of the warrants more fully described on the Current Report Form 8-K filed on May 9, 2006. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Mark Butler and John Sullivan.

(27)
Represents 25,000 shares of Common Stock issuable upon exercise of the warrants more fully described on the Current Report Form 8-K filed on May 9, 2006. The selling stockholder advised us that it purchased the solely for investment and not with a view to or for resale or distribution of such securities.

(28)
Represents 100,000 shares of Common Stock issuable upon exercise of the warrants more fully described on the Current Report Form 8-K filed on May 9, 2006. The selling stockholder advised us that it purchased the solely for investment and not with a view to or for resale or distribution of such securities.

(29)
Represents shares issued to the selling stockholder in consideration of releasing us from any and all claims and liabilities with respect to an office space lease agreement between the selling stockholder and us. The selling stockholder advised us that it acquired its shares of our Common Stock solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Eric Salomon.

(30)
Represents shares issued to the selling stockholder in consideration of releasing us from any and all claims and liabilities with respect to a $395,000 promissory note issued by us to the selling stockholder on April 30, 2002. The selling stockholder advised us that it acquired its shares of our Common Stock solely for investment and not with a view to or for resale or distribution of such securities.

(31)
Represents shares issued to the selling stockholder in consideration of releasing us from any and all claims and liabilities with respect to a $100,000 promissory note issued by us to the selling stockholder on October 28, 2004. The selling stockholder advised us that it acquired its shares of our Common Stock solely for investment and not with a view to or for resale or distribution of such securities.

(32)
Represents shares issued to the selling stockholder in consideration of releasing us from any and all claims and liabilities with respect to a $240,000 promissory note issued by us to the selling stockholder on September 9, 2003. The selling stockholder advised us that it acquired its shares of our Common Stock solely for investment and not with a view to or for resale or distribution of such securities.

RELATIONSHIP BETWEEN CRYSTAL INTERNATIONAL AND THE SELLING STOCKHOLDERS

        Except as otherwise described above, none of the selling stockholders (i) are affiliates or controlled by an affiliate of our company (ii) are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

        We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

        Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of securities involved;

  •
  the price at which such securities were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        The selling stockholders may use any one or more of the following methods when selling shares:

  •
  directly as principals;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales that are in compliance with the applicable laws and regulations of any state or the United States;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        Any selling stockholder who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any selling stockholders who is also a broker-dealer who participates in the sale of the shares is an "underwriter" within the meaning of Section 2(ii) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

        The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock. We have advised each selling stockholder that it may not use shares of Common Stock issuable upon conversion of the Notes or the Warrants and included in this prospectus to cover short sales of Common Stock made prior to the date on which this prospectus shall have been declared effective.

        Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $20,000.in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

COMMON STOCK

        We are authorized to issue up to 500,000,000 shares of Common Stock. As of July 27, 2005, there were 11,582.928 shares of Common Stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

        We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share. As of July 27, 2006, there were no shares of preferred stock issued and outstanding.

        The preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of we and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

TRANSFER AGENT

        Our transfer agent is Interwest Transfer Company Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Attention: Shareholder Relations, telephone number: (801) 272-9294.

AUDITOR

        Since July 2003, our principal independent accountants have remained Scharf, Pera & Co., P.L.L.C ("Scharf").

        During the two most recent fiscal years ending July 31, 2004 and through July 31, 2005, we have not consulted with Scharf regarding either:

  (i)
  the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Scharf concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

  (ii)
  any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

        Scharf's opinion in our report on our financial statements for the year ended July 31, 2005 expressed substantial doubt with respect to our ability to continue as a going concern.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

        Quick Law Group PC, in settlement for fees owed, received 26,250 shares of Common Stock in connection with legal services rendered by them.

LEGAL MATTERS

        The validity of the common stock offered under this prospectus will be passed on for us by Quick Law Group PC.

EXPERTS

        The financial statements as of July 31, 2005 and 2004 included in this prospectus and elsewhere in this prospectus of which this prospectus forms a part, have been audited, respectively, by Scharf, Pera & Co., P.L.L.C, independent registered public accounting firm. The report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

        We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

        Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTH PERIOD ENDED
APRIL 30, 2006 AND 2005

THE NINE MONTH ENDED APRIL 30, 2006 AND 2005

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

Formerly known as MOBILE REACH INTERNATIONAL, INC.

Statements of Assets, Liabilities and Stockholders' Equity

April 30, 2006 and 2005

	Three Months Ended 4/30/06	Three Months Ended 4/30/05
ASSETS
CURRENT ASSETS
Cash	$3,995	$41,784
Accounts receivable, net of allowance for doubtful accounts	—	33,325
Prepaid expenses and other current assets	50,000	—

Total current assets	53,995	75,109

PROPERTY AND EQUIPMENT—net of accumulated depreciation	—	100,944

OTHER ASSETS:
Intangible assets—net of amortization	5,021,666	—
Other assets	—	5,030

	5,021,666	5,030

	5,075,661	181,083

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Cash overdraft	—	—
Accounts payable	525,688	432,352
Accrued expenses	1,064,403	890,774
Current portion of long-term debt	54,211	59,338

Total current liabilities	1,644,302	1,382,464

NON-CURRENT DEBT:
Long term debt—net of current portion	6,279,110	967,264
Deferred revenue	—	53,810
Other liabilities	380,000	160,000

	6,659,110	1,181,074

STOCKHOLDERS' EQUITY
Common stock	6,740,639	4,542,557
Retained earnings	(9,968,390)	(6,925,012)

	(3,227,751)	(2,382,455)

	$5,075,661	$181,083

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

Formerly known as MOBILE REACH INTERNATIONAL, INC.

Statements of Revenue, Expenses and Changes in Stockholders' Equity

April 30, 2006 and 2005

	Quarter to Date 4/30/06	Year to Date 4/30/06	Prior Year Qtr to Date 4/30/05	Prior Year to Date 4/30/05
REVENUE:
Gross revenue	$41,938	$374,426	$62,567	$468,181

	41,938	374,426	62,567	468,181

COST AND EXPENSES:
Cost of goods sold	116,895	162,917	11,060	121,615
General and administrative expenses	484,516	1,267,141	423,401	1,053,298

	601,411	1,430,058	434,461	1,174,913

OPERATING INCOME	(559,473)	(1,055,632)	(371,894)	(706,732)
OTHER INCOME (EXPENSES)
Depreciation	—	(10,858)	(9,674)	(31,845)
Interest expense	(65,545)	(132,279)	108,235	51,009
Loss on sale of assets	(7,668)	(10,769)	—	(6,092)
Other income	1,232	1,233	(9,999)	—

	(71,981)	(152,673)	88,562	13,072

NET LOSS	$(631,454)	$(1,208,305)	$(283,332)	$(693,660)

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

Formerly known as MOBILE REACH INTERNATIONAL, INC.

Statements of Revenue, Expenses and Changes in Stockholders' Equity

April 30, 2006 and 2005

	Common Stock
			Accumulated Deficit
	Shares	Amount		Total
Balance at January 31, 2005	—	$4,542,557	$(8,208,768)	$(3,666,211)
Debt settlements	1,557,074	—	1,557,074
Net income	—	—	(283,332)	(283,332)

Balance at April 30, 2005	2,394,639	6,099,631	(8,492,100)	(2,392,469)
Adjustments	(35,522)	420,325	384,803
Net income	—	—	(687,548)	(687,548)

Balance at July 31, 2005	2,394,639	6,342,352	(8,759,323)	(2,416,971)
Shares exchanged for services	1,657,904	23,234	—	222
Adjustments	—	—	(762)	(762)
Net income	—	—	(576,851)	(576,851)

Balance at January 31, 2006	4,052,543	6,365,586	(9,336,936)	(2,971,350)
Conversion of 5% debentures	270,000	175,000	—	175,000
Shares issued for retirement of debt	260,385	200,053	—	200,053
Shares issued in merger	7,000,000	—	—	—
Net income	—	—	(631,454)	(631,454)

Balance at April 30, 2006	11,583,928	$6,740,639	$(9,968,390)	$(3,227,751)

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

Formerly known as MOBILE REACH INTERNATIONAL, INC.

STATEMENTS OF CASH FLOW

April 30, 2006

	Quarter to Date 2006	Year to Date 2006	Quarter to Date 2005	Year to Date 2005
Net income	$(631,454)	$(1,208,305)	$(283,332)	$(693,660)
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	—	—	—	—
Gain or loss on	7,668	—	—	—
Changes in operating assets and liabilities:
Decrease in investments held for sale	—	—	—	—
Decrease in accounts receivable	57,259	—	—	—
Decrease in accounts receivable—members	—	—	—	—
Decrease in inventory	—	—	—	—
Decrease in other current assets	—	—	—	—
Increase in other assets	(5,021,216)	—	—	—
Decrease in accounts payable	—	—	—	—
Decrease in accounts payable—members	—	—	—	—
Decrease in accrued expenses	(8,379)	—	—	(92,004)

Total adjustments	(4,964,668)	—	—	(92,004)

Net cash used in operations	(5,596,122)	(1,208,305)	(283,332)	(785,664)

Cash flows from investing activities:
Purchase of property and equipment	—	—	—	37,938
Proceeds from the sale of property & equipment	—	—	—	—
Cash balance received in acquisition of Providence Development Partners, LLC	—	—	—	—
Proceeds from notes receivable—affiliates	—	—	—	—
Proceeds from investments and marketable securities	—	—	—	—

Net cash (used in) provided by investing activities	—	—	—	37,938

Cash flows from financing activities:
Proceeds from loans payable—related party	—	—	—	779,274
Payments on related party debt	—	—	—	—
Proceeds from loans payable	—	—	—	—
Principle payments on long term debt	—	—	—	—
Members' equity distributions	222	—	—	—
Members' equity contributions	—	—	—	—

Net cash provided by financing activities	222	—	—	779,274

NET INCREASE (DECREASE) IN CASH	(5,595,900)	(1,208,305)	(283,332)	31,548
CASH AT BEGINNING OF PERIOD	8,330	78,353	—	10,239

CASH AT END OF PERIOD	$(5,587,570)	$3,995	$(283,332)	$41,787

NOTES TO FINANCIAL STATEMENTS

For the period ended April 30, 2006

Note 1—Summary of Significant Accounting Policies:

Principles of consolidation:

        For software arrangements with multiple elements, revenue is recognized using the residual method prescribed by SOP 98-9, "Modification of SOP 97-2 `Software Revenue Recognition' with Respect to Certain Transactions." Revenue applicable to undelivered elements, principally software maintenance, training and implementation services, is determined based on vendor specific objective evidence ("VSOE") of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training and professional services). Revenue applicable to elements for which VSOE of fair value is not determinable is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements and VSOE of fair value exists for all undelivered elements are essential to the functionality of any of the delivered elements; the residual revenue attributed to the delivered elements is recognized when all other criteria for revenue recognition for those elements have been met.

        On April 17, 2006 Mobile Reach Technologies, Inc. (the Company) acquired 100% of the stock of Crystal Hospitality Holdings, Inc., (Crystal) a Delaware corporation. The merger is being reported as a "reverse merger" with Crystal as the surviving entity. The shareholders of Crystal acquired approximately 60.4% of the voting interest of the Company as a result of the merger. The effect of the merger is to make Crystal a wholly owned subsidiary of the Company. See Note 7 Related Parties, which identifies significant transactions that were completed by Crystal prior to the effective date of the merger.

        The accompanying consolidated financial statements for the period ended April 30 2006 include the revenues from Mobile Reach Technologies, Inc. the Company's only operating subsidiary, after elimination of inter-company accounts and transactions.

        All interim statements filed with the SEC should contain a statement indicating that "all adjustments that, in the opinion of management, are necessary for a fair presentation for the periods presented have been reflected as required by Regulation S-X, Rule 10-01. Such adjustments could include, for example, appropriate estimates for bonus and profit sharing arrangements normally determined or settled at year-end." In addition, the registrant must state that "all such adjustments are of a normal, recurring nature", or, if they are not, must indicate the amount and nature of the adjustments that are abnormal and nonrecurring.

        Concentrations of Credit Risk: The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains its cash balances with multiple reputable financial institutions in the form of demand deposits.

Recent Accounting Pronouncements

Share-Based Payment

        In December 2004, the FASB issued a revision of SFAS 123 ("SFAS 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective as of January 1, 2006. Compensation cost for stock options issued on March 16, 2006 was recognized and is included in the statement of operations for the three-month period ended March 31, 2006.

        In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, "Share-Based Payments," ("SAB 107"). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management is reviewing SAB 107 in conjunction with its review of SFAS 123R.

Nonmonetary Exchange

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's current financial condition or results of operations.

Conditional Asset Retirement

        In March 2005, the FASB issued FASB Interpretation (FIN) No. 47—"Accounting for Conditional Asset Retirement Obligations"—an Interpretation of SFAS 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the three month period ended March 31, 2006.

Accounting Changes and Error Corrections

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", a Replacement of APB No. 20 and FASB 3 (SFAS No.154). SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

Note 2—Going Concern:

        As shown in the accompanying financial statements, the Company has sustained a net loss of $631,454 during the three months ended April 30, 2006. As of the same period, the Company is in default on certain notes, payroll taxes and other payables. As a result, cash currently available is not sufficient to support the Company's operations for the next year. In order to meet the cash requirements for the remainder of the year, the Company needs to either raise additional capital through public or private financing or acquire a suitable business as another subsidiary to offset the cash needs. Subsequent to the balance sheet date, the Company obtained additional financing (see Note 8, Subsequent events). The Company is attempting to raise additional capital. If the Company is able to raise capital in the future, it is probable that it will result in substantial dilutions to stockholders interests. These factors create substantial doubt as to the Company's ability to continue as a going concern. The Company continues its efforts to complete the necessary steps in order to meet its cash flow requirements throughout the fiscal year 2006. However, no assurances can be given that the Company will continue as a going concern without the successful completion of additional financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3—Proforma information:

        The following pro-forma data summarizes the results of operations for the period ended April 30, 2006, as if the merger with Mobile Reach International, Inc. and Subsidiaries had been completed August 1, 2005:

Period ended 4/30/2006
Net revenue	$374,426
Operating loss	(3,502,396)
Loss per share—basic and diluted	(0.30)

Note 3—Notes Payable:

        Notes payable at April 30, 2006 consisted of the following:

  Note payable to a vendor dated February 2005; due in eighteen monthly installments of $1,007 including interest at six percent.

  Note payable to a vendor dated July 2005; due in eighteen monthly installments of $390 including interest at eight percent.

  Note payable to a vendor dated December 2004; due in six monthly installments of $2,836 including interest at eighteen percent, note is in default.

  Note payable to former employee and former owner of Waves dated December 2004; bearing no interest and no specified repayment terms.

  Note payable for accrued wages; bearing interest at six percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter

Note 4—Convertible Debentures:

        March 2004, the Company issued $525,000 of five percent convertible debentures that mature on March 15, 2007. The debentures were convertible into Company's common stock at a conversion price of $0.16 per share. In an effort to entice the debenture holders from this series of debentures to invest the second series mentioned later, the Company agreed to re-price the conversion feature and the warrants of the March 2004 issuance to $0.01 per share through a settlement agreement signed by all parties. All interest and penalties accrued through March 2005 on the five percent debentures was treated additional paid-in capital on warrants issued with the March 2005 series debenture mentioned below. Interest accrued on debentures that are converted into common stock may be paid in cash or with common stock (conversion price $0.01 per share). In connection with the issuance these debentures, the Company issued 12,202 common stock purchase warrants at original exercise price of $0.32 per share. However, as part of the settlement agreement, these warrants were also re-priced to $0.01 per share. The warrants expire March 31, 2006 and $175,000 of the warrants were exercised during the quarter ended April 30, 2006.

        March 2005, the Company began offering a second series of convertible debentures. This series required investors from the March 2004 series to invest minimum of twenty percent over and above the value of their holdings in the March 2004 series. This series of convertible debentures mature April 27, 2007 have an interest rate of eight percent. The debentures are convertible into Company's common stock at a conversion price of $0.01 per share. Interest accrues from March 17, 2005 and may be paid in cash or in the Company's common stock at a conversion price of $0.01 per share. In connection with these debentures, the Company issued to the holders of the March 2004 five percent convertible debentures that invested additional funds an additional 202,046 common stock purchase warrants at an exercise price of $0.01 per share. Subsequent investors were issued 608,766 common stock purchase warrants at an exercise price of $0.0077 per share. These warrants expire April 27, 2010 and no warrants were exercised at April 30, 2006.

        Subsequent to the March 2005 offering, the Company received an additional $750,000 in funding on the March 2005 eight percent convertible debentures. The additional debentures included 1,217,532 in common stock purchase warrants with an exercise price of $0.0077 per share expiring April 20, 2010.

Note 6—Shares Outstanding:

        For the period ended April 30, 2006, the Company's common stock issued and outstanding was 11,582,928. During the period the company issued its shares as follows: Securities issued—7,000,000 shares issued in connection with the merger with Crystal, 260,385 shares were issued to retire debts of the Company, during the period. The balance of the Company's issuances for the period were made up of Warrants from Debentures from the previous quarter in connection with an August 2005 convertible note at an exercise price of .0.617 per share expiring April 20, 2010. Loss per share: The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share", which requires the presentation of basic and diluted earnings per share. Basic loss per share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares are excluded from the computation of diluted earnings per share when a loss exists because the effect would be anti-dilutive.

Note 7—Related Party Transactions:

        SunTrips—On March 3rd, 2006 Crystal Hospitality Holdings Inc., (Crystal) consummated a transaction with F.S. SunTours, Inc., a wholly owned subsidiary of One Travel Holdings, Inc., whereby Crystal purchased various assets, including but not limited to, the brand name SunTrips, the domain name Suntrips.com, 1 800 Sun Trips and customer lists.

        As consideration for the transaction, Crystal agreed to pay $100,000 per month for 84 months for a total of 8.4 million dollars. At the time of the consummation of the transaction, F.S. SunTours, Inc, had substantial debt. Crystal received the right, but not the obligation to settle with various creditors of

F.S. SunTours, Inc., which settlements would result in a credit to Crystal against the purchase price. As a condition of the transaction, Crystal obtained a settlement agreement with one such creditor MyTravel USA Holdings, Inc. ("MyTravel")

        As a result of the settlement with MyTravel, Crystal received a credit of approximately 1.9 million dollars against the purchase price, and no additional payment is due until November 2008. Crystal is currently in negotiations with various other creditors of F.S. SunTours and may receive additional credits against the purchase price.

        MyTravel Canada Holidays, Inc.—On March 8th, 2006 Crystal entered into a services agreement with MyTravel, a wholly owned subsidiary of MyTravel Holdings, PLC. MyTravel provided various services to F.S. SunTours, Inc., including but not limited to purchase of bulk hotel rooms and coordination of ground transportation services for passengers. As a condition of the purchase agreement with F.S. SunTours, Inc. Crystal was required to obtain a release from MyTravel in favor of F.S. SunTours, Inc. As consideration for the release and for receipt of ongoing services from MyTravel, Crystal entered into a services agreement with MyTravel.

        The services agreement provides Crystal to make aggregate payment to MyTravel of $5,115,000.00 over a term beginning on the date of the agreement and ending on October 1, 2011. To date Crystal and MyTravel have failed to fully agree upon all of the services to be provided to Crystal, however, the services are expected to include but not be limited to services similar to those provided by MyTravel to F.S. SunTours. To date the Company has not made any payments to MyTravel, nor has Company received significant services from MyTravel. The Company may be in default of the agreement however; the Company is involved in ongoing discussion with MyTravel and is attempting to reach a mutually acceptable resolution.

        N-Porta—On March 15, 2006. Crystal entered into an agreement with N-Porta to provide a fully hosted solution for Crystal to offer on-line travel services including but not limited to airline reservation and booking, hotel reservation and car rental services. The agreement provides for the aggregate payment of $3,000,000.00 over a term of 60 months at a cost of $50,000 per month.

        On February 10, 2006, Crystal completed an initial launch of the www.SunTrips.com website which offers these services through N-Porta. Payment for the initial four months of services was provided by a loan from to the Company from Crystal Finance LLC, an entity owned by the members of the management of the Company. Crystal Finance LLC received a credit from N-Porta for services provided to N-Porta, which were unrelated to the agreement between the Company and N-Porta.

        N-Porta provided various services through third parties and has not been able to provide a full accounting of the transaction generated by the SunTrips.com website. The Company is in discussion with N-Porta regarding the services to be provided and terms of this Agreement, which may result in significant changes to the relationship.

        Spectrum Mobile—On March 10, 2006, Mobile Reach Technologies, Inc., (the "MRT"), a wholly-owned subsidiary of Mobile Reach International, Inc., the name of the Company prior to the name change to Crystal International Travel Group Inc and Spectrum Mobile, Inc. ("Spectrum Mobile") entered into a License Agreement (the "License Agreement") whereby MRT granted Spectrum Mobile the right to use, sublicense and distribute the mobile software products owned by MRT.

        Under the terms of the agreement MRT will receive a royalty payment of five percent for the first two years of the License Agreement, and additional royalties during years three and four of the License Agreement based upon a sliding scale. In addition, during the first two years from the effective date of the Agreement, each single transaction that generates a license fee of greater than $100,000 to Spectrum Mobile, if any, the Company will receive bonus royalties ranging from 10 to 20 percent. Additionally, the License Agreement provides that MRT will receive a portion of the proceeds of any sale of Spectrum Mobile or its assets based on the length of time between the Effective Date and the sale. The portion of a sale that MRT is entitled to receive in the event of a sale is will not exceed $250,000 reduced by any royalty payments received by the company during the period.

        Spectrum Mobile is owned by a group of former MRT employees. Each former employee of MRT who is either an owner and/or an employee of Spectrum Mobile were required as part of the License Agreement to enter into a Settlement Agreement (the "Settlement Agreement") whereby the Company and MRT were released from all claims the individual might have.

        The company has reason to believe that License Agreement may be inadequate in several material respects and is currently conducting a review of the transaction, and will determine if any action is required with respect to the transaction.

Note 8—Other Matters:

        In August 2005, the Company executed an agreement and plan of merger with Objective Spectrum, Inc. ("Objective"). The Company purchased all of Objective's issued and outstanding common stock for 375,000 shares of the Company's restricted common stock. At the date of the agreement, a current director and officer of the Company owned approximately ninety-two percent of Objective's common stock. As a result of the acquisition, the Company obtained intellectual property rights to source code for use with the Company's Splitware product.

Note 9—Subsequent Events

        Bridge Financing—On May 9, 2006 the Company disclosed in a Form 8-K filing with the SEC the first stage of a financing in which $400,000 of short term bridge financing was secured. On May 17, 2006 an additional $100,000 was raised in connection with this financing (and Form 8-K was filed for the reporting of the additional proceeds). The terms of the financing are that the facility matures at the earlier of November 1, 2006 or the closing of a financing which results in gross proceeds of at least $2,000,000 being delivered to the Company. The facility bears a 9% interest rate and the total principle and interest are due at the earlier of November 1, 2006 or the closing of a financing defined above.

Note 10—Legal proceedings

        Subsequent to the balance sheet date, the Company was served with legal documents naming it as a defendant in 2 lawsuits. Management is in the process of reviewing both matters and intends to put forth a vigorous defense.

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JULY 31, 2005 AND 2004

Board of Directors
Mobile Reach International, Inc. and Subsidiaries
Charlotte, North Carolina

INDEPENDENT AUDITORS' REPORT

        We have audited the accompanying consolidated balance sheet of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2005, and the related consolidated statements of income, consolidated statement of changes in stockholders' deficit and consolidated statements of cash flows for the years ended July 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended July 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has net stockholders' deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also included in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

October 26, 2005
Scharf Pera & Co., PLLC
Charlotte, North Carolina

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

JULY 31, 2005

ASSETS
CURRENT ASSETS:
Cash	$78,353
Accounts receivable—trade	57,708
Other assets	450

Total current assets		136,511
PROPERTY AND EQUIPMENT—NET		74,920

		$211,431

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	$23,038
Notes payable	88,759
Accounts payable	580,016
Accrued expenses	261,865
Accrued taxes and withholdings	538,170
Deferred income	48,287

Total current liabilities		$1,540,135
LONG-TERM DEBT (net of current portion)		63,267
CONVERTIBLE DEBENTURES		1,025,000
COMMITMENTS AND CONTINGENCIES		—
STOCKHOLDERS' DEFICIT:
Preferred stock; $.0001 par value; 100,000,000 shares authorized	—
Common stock; par value $.0001; 500,000,000 shares authorized, 585,700 shares issued and outstanding, 1,808,939 shares to be issued	6,342,352
Accumulated deficit	(8,759,323)

		(2,416,971)

		$211,431

See Notes to Consolidated Financial Statements

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED JULY 31, 2005 AND 2004

	2005	2004
NET REVENUES:
Software license, maintenance, and support fees	$405,796	$591,193
Product sales	87,665	854,710
Professional services	113,913	132,225
Other revenue	—	11,731

Total revenues	607,374	1,589,859
COST AND EXPENSES:
Cost of revenues	68,419	937,833
Sales and administrative	1,488,735	3,547,034
Depreciation	39,635	46,548
Bad debt expense	17,565	31,705

Total cost and expenses	1,614,354	4,563,120

LOSS FROM OPERATIONS	(1,006,980)	(2,973,261)

OTHER (EXPENSE) INCOME:
Interest expense	(104,798)	(242,532)
Contingency gain	—	105,000
Net liabilities exceeding assets on acquisition	—	(22,148)
Loss on sale of property	(19,451)	(10,263)
Loss on disposal of unit	(7,641)	—
Other income—litigation settlement	160,000	—
Other income	7,989	344

Total other income (expenses)	36,099	(169,599)

NET LOSS BEFORE INCOME TAXES	(970,881)	(3,142,860)

INCOME TAX (EXPENSE) BENEFIT	—	—

NET LOSS	(970,881)	(3,142,860)

NET LOSS PER SHARE—BASIC AND DILUTED	(0.97)	(9.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED	996,728	348,646

See Notes to Consolidated Financial Statements

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED JULY 31, 2005 AND 2004

	Common Stock
	Pre-reverse Split Shares	Post-reverse Split Shares	Amount	Accumulated Deficit	Total
Balances at July 31, 2003	23,636,180	295,453	$3,321,288	$(4,645,582)	$(1,324,294)
Issuance of common stock	5,005,168	62,565	1,006,027	—	1,006,027
Issuance of stock as fee for services	803,125	10,039	86,500	—	86,500
Issuance of stock in settlement of litigation	700,000	8,750	74,716	—	74,716
Issuance of stock on option exercise	1,949,962	24,375	4,026	—	4,026
Issuance of stock on acquisition	1,300,000	16,250	—	—	—
Net Loss	—	—	—	(3,142,860)	(3,142,860)

Balances at July 31, 2004	33,394,435	417,432	4,492,557	(7,788,442)	(3,295,885)
Issuance of stock in settlement of debt	158,168,686	1,977,109	1,849,795	—	1,849,795
Shares issued due to rounding on reverse split	—	98	—	—	—
Net Loss	—	—	—	(970,881)	(970,881)

Balances at July 31,2005	191,563,121	2,394,639	$6,342,352	$(8,759,323)	$(2,416,971)

See Notes to Consolidated Financial Statements

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2005 AND 2004

	2005	2004
Cash flows from operating activities:
Net loss	$(970,881)	$(3,142,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	39,635	48,068
Stock issued for compensation and fees	220,720	161,216
Loss on disposal of equipment	19,451	17,693
Liabilities in excess of assets	—	22,148
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	270,851	(153,197)
(Increase) in prepaid expenses	(450)	—
Increase in accounts payable	499	669,120
(Decrease) increase in accrued expenses, taxes & withholdings	(93,389)	376,302
(Decrease) increase in deferred revenue	(2,539)	50,214

Net cash used in operating activities	(516,103)	(1,951,296)

Cash flows from investing activities:
Proceeds from the sale of equipment	—	4,730
Purchases of property and equipment	—	(46,223)

Net cash used in investing activities	—	(41,493)

Cash flows from financing activities:
Proceeds from issuance of notes payable	180,000	—
Principal payments on notes payable	(80,180)	—
Proceeds from long-term debt	—	605,000
Principal payments on long-term debt	(15,603)	(170,440)
Proceeds from issuance of debentures	500,000	525,000
Proceeds from common stock issuance	—	1,006,220

Net cash provided by financing activities	584,217	1,965,780

Net increase (decrease) in cash	68,114	(27,009)
Cash—beginning of year	10,239	37,248

Cash—end of year	$78,353	$10,239

See Notes to Consolidated Financial Statements

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2005 AND 2004

(continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	2005	2004
Cash payments for:
Interest	$20,166	$6,579
Cash received from:
Interest	2	215
Conversion of notes payable to common stock	926,770	—
Conversion of long-term debt to common stock	396,450	—
Conversion of accrued interest to common stock	147,746	—
Conversion of accounts payable and accrued wages to common stock	388,579	—
Acquisition of Waves
Assets assumed:
Cash	$—	$2,923
Accounts receivable	—	143,194
Inventory	—	7,457
Property and equipment—net	—	127,494

	—	281,068

Liabilities assumed:
Accounts payable	—	67,134
Notes payable	—	109,024
Long-term debt	—	110,965
Accrued expenses	—	16,093

	—	303,216

Net liabilities in excess of assets assumed	$—	$22,148

See Notes to Consolidated Financial Statements

MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JULY 31, 2005 AND 2004

Note 1—Going Concern:

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Mobile Reach International, Inc. (the "Company") as a going concern. However, the Company has sustained substantial operating losses for the years ended July 31, 2005 and 2004 of $970,881 and $3,142,860, respectively. The Company, as of July 31, 2005, is in default on certain notes payable, payroll taxes and other payables. In addition, the Company has used substantial amounts of working capital in its operations. Further, at July 31, 2005, the Company's current liabilities exceed current assets by $1,404,074, and the Company has a stockholders' deficit of $8,759,323.

        In view of these matters, management has sought out additional investment sources to raise additional funds. However, no assurance can be given that the Company will continue as a going concern without the successful completion of additional financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

        As a result of the delinquencies and defaults, the Company may be subject to collection actions whenever agreements can not be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

Note 2—Business Combinations:

        Mobile Reach International, Inc., a Delaware Corporation, was formed in July 2003. The Company completed a share exchange agreement with Asphalt Paving International, Inc. ("API") on July 30, 2003. Subsequently, the Company completed a share exchange agreement with Mobile Reach Technologies, Inc. ("MRT") (including its German subsidiary, Mobile Reach Technologies, GmbH) on July 31, 2003. Former stockholders of MRT received 231,547 shares of common stock of the Company, and the former stockholders of API received 63,906 shares of common stock of the Company. Due to the stockholders of MRT receiving the larger portion of the voting rights of the combined entity (Mobile Reach International, Inc.), the share exchange agreements and mergers have been treated as a reverse acquisition of API by MRT. The Company accounted for the acquisition of API as prescribed by the Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The Company did not record any amount for goodwill on the acquisition of API, because API had no assets or liabilities on the date of acquisition.

        Effective January 2, 2004, the Company completed a share exchange agreement with Waves Consulting Group, Inc. ("Waves"), which sells and services digital telecommunications and computer network systems. The Company exchanged 16,250 shares of restricted common stock for all the issued and outstanding common stock of Waves. The Company accounted for the acquisition of Waves as prescribed by SFAS No. 141, "Business Combinations". The Company did not record any amount of goodwill for this merger. However, the Company did record an expense of $22,148 representing the amount that Waves' liabilities exceeded assets on January 2, 2004. The consolidated financial statements include the results from operations for Waves from January 2, 2004 to July 31, 2004. Subsequent to the acquisition, the Company changed this subsidiary's name to Mobile Reach Solutions, Inc. ("MRS").

        During the year ended July 31, 2004, management of the Company began the process of discontinuation of the businesses of Mobile Reach Solutions, Inc. and Mobile Reach Technologies,

GmbH. The Company did not anticipate any losses on this discontinuation other than losses from operations incurred in the regular course of business.

Note 3—Summary of Significant Accounting Policies:

  Organization and principles of consolidation:

        The accompanying consolidated financial statements include the accounts of MRS, Mobile Reach Technologies, Inc. ("MRT") and its subsidiary company, Mobile Reach Technologies, GmbH (German Company).

        The Company's principle operations have been conducted under the names of its wholly owned subsidiaries MRS and MRT. The consolidated financial statements include the holding company Mobile Reach International, Inc. along with its subsidiaries mentioned above. All significant inter-company transactions and balances have been eliminated on consolidation.

  Nature of business:

        Mobile Reach Technology, Inc. sells mobility software products and development services in the United States of America and Europe.

        Mobile Reach Solutions, Inc. sells and services digital telecommunication and computer network systems in the United States of America.

  Reverse stock split:

        On July 29, 2005, the Company obtained written consent of its Board of Directors and the holders of a majority of its outstanding voting securities to effectuate a 1 for 80 reverse stock split. All share amounts and per share amounts have been retroactively restated to reflect the reverse stock split.

  Cash and cash equivalents:

        The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.

  Property and equipment:

        Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Maintenance and repairs are charged to operations and betterments are capitalized.

  Income taxes:

        The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

  Loss per share:

        The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share", which requires the presentation of basic and diluted earnings per share. Basic loss per share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares are excluded from the computation of diluted earnings per share when a loss exists because the effect would be antidilutive (Note 12).

  Use of accounting estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

  Fair value of financial instruments:

        The Company's financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, credit facilities and long-term debt. The carrying amounts of these financial instruments approximate fair value due to their short maturities and variable rates of interest. The carrying amounts of long-term debt approximate their fair values based on current rates available for similar types of instruments.

        The Company did not have any outstanding financial derivative instruments.

  Reclassifications:

        Certain amounts in the financial statements for the year ended July 31, 2004 have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

  Revenue recognition:

        Revenues are generated from the license of software products, professional service arrangements, maintenance and support services. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2 "Software Revenue Recognition" ("SOP 97-2") and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the AICPA.

        Revenue from software arrangements is recognized only when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract or in accordance with long-term contract accounting.

        In instances when professional services are performed on fixed price agreements of relatively short duration, the completed contract method of accounting is used whereby revenue is recognized when the work is completed. Customer payments and billed amounts due from customers in excess of recognized revenue are recorded as deferred revenue.

        Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related agreement.

        Revenue from product sales is recognized when the product is shipped from suppliers to the customer. Customer prepayments for hardware products are classified as customer deposits.

        For software arrangements with multiple elements, revenue is recognized using the residual method prescribed by SOP 98-9, "Modification of SOP 97-2 "Software Revenue Recognition' with Respect to Certain Transactions." Revenue applicable to undelivered elements, principally software maintenance, training and implementation services, is determined based on vendor specific objective evidence ("VSOE") of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training and professional services). Revenue applicable to elements for which VSOE of fair value is not determinable is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements and VSOE of fair value exists for all undelivered elements are essential to the functionality of any of the delivered elements, the residual revenue attributed to the delivered elements is recognized when all other criteria for revenue recognition for those elements have been met.

  Product development:

        Costs for advertising and research and development are expensed as incurred.

  Accounting for stock-based compensation:

        Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and related interpretations. Stock-based awards are accounted for under the provisions of SFAS No. 123, which allows the Company only to disclose the effects on net income or loss of the fair value of the options.

  Segment information:

        The Company adopted SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information" regarding operating segments in financial statements. SFAS 131 also establishes standards for related disclosures about products, services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company's principal operating segments.

  Concentrations of credit risk:

        The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains its cash balances with multiple reputable financial institutions in the form of demand deposits.

  Recent pronouncements:

        In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). The amendments made by SFAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of SFAS No. 151 will be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

        In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective beginning in the Company's first quarter of the 2006 fiscal year. The Company believes that the adoption of this standard will have no material impact on its financial statements.

        In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The statement is an amendment of APB Opinion No. 29, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

        In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "Accounting In Certain Investments In Debt and Equity Securities." EITF 03-1 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-1 once final guidance is issued.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

Note 4—Property and Equipment:

        The principal categories and estimated useful lives of property and equipment at July 31, 2005 are as follows:

		Estimated Useful Lives
Computer equipment and software	$18,455	3 Years
Automobiles & trucks	120,747	5 Years

	139,202
Less: accumulated depreciation	(64,282)

	$74,920

Note 5—Notes Payable:

        Notes payable at July 31, 2005 consisted of the following:

Note payable to a vendor dated February 2005; due in eighteen monthly installments of $1,007 including interest at six percent.	11,731
Note payable to a vendor dated July 2005; due in eighteen monthly installments of $390 including interest at eight percent.	6,153
Note payable to a vendor dated December 2004; due in six monthly installments of $2,836 including interest at eighteen percent, note is in default.	17,027
Note payable to former employee and former owner of Waves dated December 2004; bearing no interest and no specified repayment terms.	3,940
Note payable for accrued wages; bearing interest at six percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter.	49,908

$88,759

Note 6—Accrued Expenses:

        Accrued expenses at July 31, 2005 consisted of the following:

Accrued salaries and wages	$210,260
Accrued interest	33,600
Accrued other expenses	18,005

$261,865

        Accrued salaries and wages arise from the Company's inability to pay certain employees their full salaries and wages at certain periods throughout 2004, 2003, 2002 and 2001.

Note 7—Accrued Taxes and Withholdings:

        Accrued taxes and withholdings at July 31, 2005 of $538,170 are comprised of employee withholdings, payroll taxes, interest and penalties. The Company is in arrears in remitting withholdings and payroll taxes as required by the Internal Revenue Service.

Note 8—Long-Term Debt:

        Long-term debt at July 31, 2005 consisted of the following:

Notes payable dated August and October 2003; due in sixty monthly installments of $1,873 including interest at 6.98 percent; secured by vehicles costing $120,747.	$86,305

86,305
Less: current portion	(23,038)

$63,267

        At July 31, 2005, long-term debt is due in aggregate annual installments as follows:

Year ending July 31,
2006	$23,038
2007	24,699
2008	26,480
2009	12,088
Thereafter	—

$86,305

Note 9—Convertible Debentures:

        In March 2004, the Company issued $525,000 of five percent convertible debentures that mature on March 15, 2007. The debentures were convertible into the Company's common stock at a conversion price of $0.16 per share. In an effort to entice the debenture holders from this series of debentures to invest in the second series mentioned later, the Company agreed to re-price the conversion feature and the warrants of the March 2004 issuance to $0.01 per share through a settlement agreement signed by all parties. All interest and penalties accrued through March 2005 on the five percent debentures was treated as additional paid-in capital on warrants issued with the March 2005 series debenture mentioned below. See Note 11 for further details. Interest accrued on debentures that are converted into common stock may be paid in cash or with common stock (conversion price $0.01 per share). In connection with the issuance of these debentures, the Company issued 12,202 common stock purchase warrants at the original exercise price of $0.32 per share. However, as part of the settlement agreement, these warrants were also re-priced to $0.01 per share. The warrants expire March 31, 2006 and no warrants were exercised at July 31, 2005.

        In March 2005, the Company began offering a second series of convertible debentures. This series required investors from the March 2004 series to invest a minimum of twenty percent over and above the value of their holdings in the March 2004 series. This series of convertible debentures mature April 27, 2007 and have an interest rate of eight percent. The debentures are convertible into the Company's common stock at a conversion price of $0.01 per share. Interest accrues from March 17, 2005 and may be paid in cash or in the Company's common stock at a conversion price of $0.01 per share. In connection with these debentures, the Company issued to the holders of the March 2004 five percent convertible debentures that invested additional funds an additional 202,046 common stock purchase warrants at an exercise price of $0.01 per share. Subsequent investors were issued 608,766 common stock purchase warrants at an exercise price of $0.0077 per share. These warrants expire April 27, 2010 and no warrants were exercised at July 31, 2005.

Note 10—Stockholders' Equity:

        In November 2004, the Company obtained written consent of its Board of Directors and the holders of a majority of its outstanding voting securities to raise the authorized amount of common stock shares from 50,000,000 to 500,000,000 shares and raise preferred stock shares authorized from 10,000,000 to 100,000,000.

        On July 29, 2005, the Company obtained written consent of its Board of Directors and the holders of a majority of its outstanding voting securities to effectuate a 1 for 80 reverse stock split. The reverse stock split did not change the number of authorized shares or the par value of the Company's common stock. Except for changes as a result of the treatment of fractional shares, each shareholder holds the same percentage of common stock outstanding immediately following the reverse split as such shareholder had immediately prior to the reverse stock split. The effect of this action is reflected in the accompanying financial statements as of the first day of the first period presented.

        In June 2005, the Company settled debt to a vendor of $32,612 with 181,250 shares of the Company's restricted common stock.

        In May 2005, the Company settled $19,250 in debt to consultants and employees with 255,428 shares of the Company's restricted common stock. The debt consisted of $8,000 in deferred wages and $11,250 in consulting and professional fees. Additionally, the Company settled approximately $498,118 in notes payable and accrued interest owed to an officer with 418,750 shares of the Company's restricted common stock.

        In March 2005, the Company settled debt amounting to approximately $1,029,779 for 579,500 shares of the Company's restricted common stock. The debt consisted of $856,494 in notes payable and accrued interest along with approximately $173,285 in accounts payable. Additionally, the Company settled $16,154 in accrued wages to an officer of the Company for 56,250 shares of the Company's restricted common stock.

        In February 2005, the Company settled debt amounting to approximately $218,250 for 266,636 shares of the Company's restricted common stock. The debt settled included notes payable and accrued interest of $154,941 along with accounts payable to vendors of $63,309. Additionally, the Company settled $100 in unreimbursed expenses with its former chairman for 12,500 shares of the Company's restricted common stock.

        In November 2004, the Company settled $1,668 in accounts payable with a former employee for 1,875 shares of the Company's restricted common stock.

        In December 2004, the Company settled approximately $12,305 in notes payable with a former employee and former owner of Waves for 37,500 shares of the Company's restricted common stock.

        As discussed in Note 2, the Company issued 16,250 shares of restricted common stock in the acquisition of Waves.

        During the year ended July 31, 2004, the Company received $1,006,027 for 62,565 shares of common stock.

        During the year ended July 31, 2004, the Company recorded expenses for services from consultants for investment banking and investor relations fees of $86,500 in exchange for 10,039 shares of restricted common stock.

        In May 2004, the Company settled litigation with a former employee in exchange for 8,750 shares of common stock. The Company had previously accrued $74,716 for compensation due to the former employee.

        During the year ended July 31, 2004, options for 24,375 shares of restricted common stock were exercised (See Note 11).

        The Company is authorized to issue 100,000,000 shares of preferred stock. At July 31, 2005, no shares were issued or outstanding.

Note 11—Stock Options and Warrants:

        The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's restricted common stock issued to employees, consultants and shareholders at July 31, 2005:

	Number of Options	Weighted- Average Exercise Price
Outstanding July 31, 2003	48,895	0.07
Options issued	54,250	0.02
Options expired	(872)	0.02
Options exercised	(24,375)	0.002

Outstanding July 31, 2004	77,898	0.05
Options issued	16,667	0.16
Options cancelled/expired	(61,594)	0.10
Options exercised	(25,012)	0.01

Outstanding July 31, 2005	7,959	0.01

        The Company has adopted the disclosure only provisions of SFAS 123 "Accounting for Stock-Based Compensation". The Company determined that the options issued had no value using the Black-Scholes pricing model and a fifty percent volatility factor at the date of grant. Accordingly, the net loss of $970,881 and $3,142,860 for the years ended July 31, 2005 and 2004, respectively, would be unchanged because no compensation would be recognized.

        During the year ended July 31, 2005, the Company issued 202,046 warrants at an exercise price of $0.01 per share. As part of the agreement for the eight percent convertible debenture offering, the five percent convertible debenture holders had agreed to waive all penalties and interest accrued on the five percent debentures. The $22,969 of accrued interest is included in paid-in capital as the value of the warrants offered. In addition, the Company issued 608,766 warrants at an exercise price of $0.0077 per share to the holders of eight percent interest bearing convertible debentures mentioned in Note 9 that did not hold any of the five percent debentures. Using the Black-Scholes pricing model and fifty percent volatility factor, the Company determined that these warrants had no value and there was no expense recorded for the grant of the warrants. The warrants had not been exercised at July 31, 2005.

        During the year ended July 31, 2004, the Company issued 2,500 warrants at an exercise price of $0.001 per share and 12,500 warrants at an exercise price of $0.01 per share in connection with the issuance of notes payable. Using the Black-Scholes pricing model and fifty percent volatility factor, the Company determined the warrants had no value and there was no expense recorded for the grant of the warrants. During the year ended July 31, 2005, these warrants had either been cancelled as part of the debt settlements mentioned in Note 10 or have terminated due to their expiration date.

        In March 2004, the Company issued 12,202 warrants at an exercise price of $0.32 per share to holders of debentures (Note 9). Additionally, investment banking consultants involved in the issuance of the debentures were issued 7,786 warrants at the exercise price of $0.32 per share. As mentioned in Note 9 on March 27, 2005, these warrants were re-priced to $0.01 per share. Using the Black-Scholes pricing model and fifty percent volatility factor, the Company determined the warrants had no value and there was no expense recorded for the grant of the warrants. The warrants had not been exercised at July 31, 2005.

Note 12—Loss Per Share:

        A reconciliation of basic loss per share to diluted earnings per share is presented below:

	Net Loss	Shares	Per Share Amount
Year ended July 31, 2004:
Basic EPS
Loss available to common shareholders	$(3,142,860)	348,646	$(9.01)
Effect of dilutive securities
Stock options and warrants	—	—	—

	$(3,142,860)	348,646	$(9.01)

Year ended July 31, 2005:
Basic EPS
Loss available to common shareholders	$(970,881)	996,728	$(0.97)
Effect of dilutive securities
Stock options and warrants	—	—	—

	$(970,881)	996,728	$(0.97)

Note 13—Income Taxes:

        Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes.

        Net deferred tax assets (liabilities) consisted of the following components as of July 31, 2005:

	Current	Long-Term	Total
Year ended July 31, 2005:
Deferred tax assets:
Net operating loss carryover	$197,106	$1,354,495	$1,551,601

Deferred tax liabilities	—	(5,249)	(5,249)

	197,106	1,349,246	1,546,352
Valuation allowance	(197,106)	(1,349,246)	(1,546,352)

Net deferred tax asset	$—	$—	$—

        The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryover within the applicable carryover period. The valuation allowance is based on the uncertainty of the Company's ability to generate sufficient taxable income in future years to fully utilize the net operating loss carryover. Additionally, the realization of these assets is dependent upon the filing of tax returns for the current and prior years which are unfiled.

        The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the year ended July 31, 2005 due to the following:

	Year ended 7/31/2005	Year ended 7/31/2004
Computed "expected" tax benefit	$1,546,352	$1,100,000
Increase (decrease) in income taxes resulting from:
Temporary differences	(1,551,601)	(1,068,030)
Permanent differences	5,249	(31,970)

	$—	$—

        The Company has net operating loss carryforwards of approximately $7,860,000, which begin to expire in 2020.

        The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss, capital loss, and various tax credit carryovers in the case of certain events including significant changes in ownership interest. If the Company's tax carryovers are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryover, the Company would incur a federal income tax liability even though these loss carryovers would be available in future years.

Note 14—Pro-Forma Financial Information:

        The following pro-forma data summarizes the results of operations for the years ended July 31, 2004, as if the mergers with Waves had been completed August 1, 2003:

Year ended 7/31/2004
Net revenue	$2,125,115
Operating loss	(3,326,744)
Loss per shared—basic and diluted	(9.01)

Note 15—Employee Benefit Plan:

        During the year ended July 31, 2004, the Company established a 401(k) plan covering all employees over twenty-one years of age with more than thirty days of service. Under the plan, participants are able to make voluntary contributions of up to sixty percent of compensation and one hundred percent of any bonuses received, subject to limitations. In addition, the Company can match contributions on a discretionary but uniform basis. The Company included contributions payable of $20,671 and $8,381 in accrued taxes and withholdings at July 31, 2005 and 2004, respectively.

        For the year ended July 31, 2005, the Company recorded no expenses related to the plan.

Note 16—Segment Information:

        The Company reports financial results on the basis of two business segments: a computer hardware application group and a software application group.

        The following is selected business segment financial information for the year ended July 31, 2005:

	Software Applications	Hardware Applications	Eliminations	Total
Revenues	$463,018	$144,356	$—	$607,374
Operating loss	(830,608)	(140,273)	—	(970,881)
Depreciation	13,336	26,299	—	39,635
Segment assets	18,455	120,747	—	139,202
Expenditures for property and equipment	—	—	—	—

        The following is selected business segment financial information for the year ended July 31, 2004:

	Software Applications	Hardware Applications	Eliminations	Total
Revenues	$446,918	$1,144,458	$(1,517)	$1,589,859
Operating loss	(2,921,648)	(221,212)	—	(3,142,860)
Depreciation	25,730	20,728	—	46,458
Segment assets	96,837	380,843	—	477,680
Expenditures for property and equipment	19,011	31,436	—	50,447

Note 17—Legal Matters:

        During the year ended July 31, 2004, the Company had accrued $160,000 for consulting fees representing a tentative settlement reached in arbitration with a consultant. In April 2005, the claim went to arbitration and the Company was found to have no liability to the consultant. As a result of the arbitration, the Company recorded other income of $160,000 for the year ended July 31, 2005.

        The Company has been in communication with and attempting to settle a claim from a former employee for past due wages of approximately $49,900. The Company has included the amount in notes payable for the years ended July 31, 2005 and 2004.

        The Company has recorded an account payable at July 31, 2004 of $75,000 to terminate a lease for office space entered into in September 2003. Additionally, the Company recorded $34,000 of rent expense in the forfeiture of rental security deposits in connection with this lease. The Company entered into an agreement for termination of the lease in October 2004 and a settlement for the related debt on June 20, 2005. The terms of the settlement agreement requires the Company to pay $15,888 in past due expenses and issue 181,250 shares of the Company's restricted common stock. At July 31, 2005, the $15,888 was included in accounts payable.

        The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company. As a result of the delinquencies and defaults, the Company may be subject to collection actions whenever agreements cannot be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

        During the fiscal year ended July 31, 2005, the Company had not had their interim financial statements, contained in forms 10-QSB, reviewed by an independent certified public accountant as required by the Security and Exchange Commission.

Note 18—Other Matters:

  Concentrations:

        During the year ended July 31, 2005, approximately thirty percent of the Company's sales were to three customers.

  Advertising:

        Advertising costs are expensed as incurred. Total advertising costs were approximately $9,000 and $7,500 for the years ended July 31, 2005 and 2004, respectively.

  Foreign cash and operations:

        The Company's subsidiary Mobile Reach Technologies, GmbH ceased operations in the year ended July 31, 2004. This subsidiary had foreign sales of $7,724 for the year ended July 31, 2004. For the year ended July 31, 2005, the Company recognized a loss of $7,641 for the closing of the segment.

  Operating leases:

        The Company leases office space on a month to month basis. Rent expense of $50,200 and $150,501 were incurred for the years ended July 31, 2005 and 2004, respectively. The rent expense for the year ended July 31, 2004 includes expenses from termination of lease (Note 17).

  Contingency gain (loss):

        At July 31, 2003 the Company accrued a loss of $105,000 for a possible claim arising from the Company's merger with API. Since the former majority stockholder of API indemnified the Company against claims and during the year ended July 31, 2004 there were no claims, the Company recorded a gain on the reversal of the accrual.

Note 19—Subsequent Events:

        In August 2005, the Company executed an agreement and plan of merger with Objective Spectrum, Inc. ("Objective"). The Company has agreed to purchase all of Objective's issued and outstanding common stock for 375,000 shares of the Company's restricted common stock. At the date of the agreement, a current director and officer of the Company owned approximately ninety-two percent of Objective's common stock. As a result of the acquisition, the Company will obtain intellectual property rights to source code for use with the Company's Splitware product.

        In August 2005, the Company entered into two investment banking and investor relations consulting contracts. In exchange for twenty-four months of contracted service, the Company has agreed to issue 1,000,000 shares of the Company's restricted common stock.

        In August 2005, the Company received an additional $250,000 in funding on the March 2005 eight percent convertible debentures. The additional debentures included 405,844 in common stock purchase warrants with an exercise price of $0.0077 per share expiring April 20, 2010.

PART II. Information not Required in Prospectus

ITEM 24. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        The Company's certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

        The Company's bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution

SEC Registration Fee	$2,472.05
Blue Sky Fees and Expenses*	$3,000.00
Legal Fees and Expenses	$15,000.00
Printing Expenses	$1,000.00
Miscellaneous	$500.00

Total	$21,972.50

* Estimated.

ITEM 26. Recent Sales of Unregistered Securities.

        During the past three years, we have issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated thereunder, relating to sales by an issuer not involving any public offering. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restricted legend permitting the transfer thereof only upon registration of the shares or an exemption under said Act.

        On July 25, 2003, we were incorporated in the State of Delaware. On July 30, 2003, Asphalt Paving International, Inc., a Florida corporation, ("API") merged into us, with Mobile Reach International, Inc. ("MRI") being the surviving company of the merger. Immediately after the merger all the 5,112,460 shares of the Company's common stock were owned by the shareholders of API in the same percentage ownership they owned shares of API immediately prior to the merger.

        On July 31, 2003, MRI acquired all the outstanding shares of Mobile Reach Technologies, Inc., a North Carolina corporation ("MRT"), through a share exchange in which it issued 18,523,628 shares of its common stock to the shareholders of MRT. The effect of the share exchange was to make MRT a wholly-owned subsidiary of MRT and to change control of the Company. In addition, the Company assumed outstanding options and warrants to purchase 4,766,472 shares of common stock, which are held by former holders of options and warrants to purchase MRT common stock.

        During the fiscal quarter ended October 31, 2003, we issued a total of 911,335 shares of its common stock to four accredited investors, with 142,857 shares issued at a price per share equal to $0.21, 192,308 shares issued at a price per share equal to $0.13, 476,190 shares issued at a price per share equal to $0.21 and 100,000 shares issued at a price per share equal to $0.25 for an aggregate purchase price of $180,000.10.

        During the fiscal quarter ended January 31, 2004, we issued a total of 866,670 shares of its common stock to twelve accredited investors at a price per share equal to $0.21 and 1,150,000 shares to five accredited investors at a price per share equal to $0.20 for an aggregate purchase price of $412,000.70. The Company also issued a total of 400,000 shares of its common stock to two employees who had exercised options granted pursuant to our 2003 Equity Compensation Plan (the "Equity Plan") with an exercise price of $0.0001 per share. In addition, we granted options to purchase 3,350,000 shares of common stock under the Equity Plan to certain of its employees, directors and/or consultants during this time period.

        During the fiscal quarter ended April 30, 2004, we issued a total of 2,320,000 shares of its common stock to four accredited investors at a price per share equal to $0.20 for an aggregate purchase price of $464,000. We issued 1,300,000 shares of its restricted common stock to an officer, Mr. Paige Bendixsen, at a price per share equal to $0.0001. We also issued a total of 433,299 shares of its common stock to seven employees who had exercised options granted pursuant to the Equity Plan with an exercise price of $0.0001 per share and an additional 16,666 shares of common stock to an employee who exercised an option under the Equity Plan with an exercise price of $0.23 per share. In addition, we granted options to purchase 990,000 shares of common stock to certain of its employees, directors and/or consultants during this time period as well as one-year warrants to purchase 1,200,000 shares of common stock to three consultants.

        In June 2005, we settled debt to a vendor of $32,612 with 181,250 shares of our restricted common stock.

        In May 2005, we settled $19,250 in debt to consultants and employees with 255,428 shares of our restricted common stock. The debt consisted of $8,000 in deferred wages and $11,250 in consulting and professional fees. Additionally, we settled approximately $498,118 in notes payable and accrued interest owed to an officer with 418,750 shares of our restricted common stock.

        In March 2005, we settled debt amounting to approximately $1,029,779 for 579,500 shares of our restricted common stock. The debt consisted of $856,494 in notes payable and accrued interest along with approximately $173,285 in accounts payable. Additionally, we settled $16,154 in accrued wages to an officer of our for 56,250 shares of our restricted common stock.

        In February 2005, we settled debt amounting to approximately $218,250 for 266,636 shares of our restricted common stock. The debt settled included notes payable and accrued interest of $154,941 along with accounts payable to vendors of $63,309. Additionally, we settled $100 in unreimbursed expenses with its former chairman for 12,500 shares of our restricted common stock.

        On August 23, 2005, we acquired all the outstanding shares of Objective Spectrum, Inc., a North Carolina corporation ("Objective Spectrum"), through a share exchange in which it issued 375,000 shares of its common stock to the shareholders of Objective Spectrum.

        On April 17, 2006, MRI acquired all the outstanding shares of Crystal Hospitality Holdings, Inc., a Delaware corporation through an Agreement and Plan of Merger between the Company, Crystal, MRI Acquisition Corp II and the shareholders of Crystal. The effect of the Merger was to make Crystal a wholly-owned subsidiary of MRI and to change control of the Company as discussed below. As consideration, MRI issued 7,000,000 shares of the Company's common stock to the shareholders of Crystal. As additional consideration, the Company shall deliver an additional 5,000,000 shares of common stock upon the occurrence of various performance criteria.

ITEM 27. Exhibits.

		Incorporated by Reference To
Exhibit No.	Description	Company's Form	Filed	Exhibit Number	Filed Herewith
2.1	Agreement and Plan of Merger dated August 23, 2005 by and among the Company, Objective Spectrum, Inc., and the shareholders of Objective Spectrum, Inc.	8-K	08/25/05	2.1
2.2	Agreement and Plan of Merger dated April 17, 2005 by and among the Company, Crystal Hospitality Holdings, Inc., MRI Acquisition Corp II, and the shareholders of Crystal Hospitality, Inc.	8-K	04/21/06	2.2
3.1	Certificate of Incorporation of Company.	8-K	08/14/03	3.1
3.2	Bylaws of Company.	8-K	08/14/03	3.2
4.1	Form of Securities Purchase Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	4.1
4.2	Form of Stock Purchase Warrant dated June 30, 2006 issued by the Company to certain investors	8-K	07/07/06	4.2
4.3	Form of Registration Rights Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	4.3
4.4	Form of Callable Secured Convertible Note dated June 30, 2006 issued by the Company to certain investors	8-K	07/07/06	4.4
4.5	Form of Common Stock Purchase Warrant dated May 2, 2006 issued by the Company to certain investors	8-K	05/09/06	4.5
4.6	Form of Common Stock Purchase Warrant dated May 2, 2006 issued by the Company to certain investors	8-K	05/09/06	4.6
5.1	Consent of Quick Law Group PC			5.1	X
10.1	2003 Equity Compensation Plan of Company.	8-K	08/14/03	10.1
10.2	Form of Security Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	10.2
10.3	Form of Intellectual Property Security Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	10.3
23.1	Consent of Scharf Pera & Co., PLLC			23.1	X

ITEM 28. Undertakings

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Morristown, State of New Jersey, on October 11, 2006.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.
By:	/s/ FABRIZZIO BUSSO-CAMPANA Fabrizzio Busso-Campana Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Fabrizzio P. Buzzo-Campana, and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ FABRIZZIO P. BUSSO-CAMPANA Fabrizzio P. Busso-Campana	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2006
/s/ HANK COHN Hank Cohn	Director	October 11, 2006
/s/ PETER DUGAN Peter Dugan	Director	October 11, 2006
/s/ PETER GALLIC Peter Gallic	Director and Vice President	October 11, 2006
/s/ FRANK SALERNO Frank Salerno	Director	October 11, 2006
/s/ ANTHONY SOICH Anthony Soich	Director	October 11, 2006